Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

FRESH VINE WINE, INC.,

AMAZE HOLDINGS INC.

VINE MERGER SUB INC.

ADIFEX MERGER SUB LLC

and

ADIFEX HOLDINGS LLC

Dated November 3, 2024

Table of Contents

Section 1. Definitions and Interpretative Provisions.		2
1.1	Definitions.	2
1.2	Other Definitional and Interpretative Provisions	14
Section 2. Description of Transaction.		15
2.1	Closing Transactions.	15
2.2	Closing	18
2.3	Amended Pubco Governing Documents	18
2.4	[Reserved].	18
2.5	[Reserved].	18
2.6	[Reserved].	18
2.7	[Reserved].	18
2.8	Further Actions.	18
2.9	Tax Consequences.	19
2.10	Withholding.	19
Section 3. Representations and Warranties of the Company.		19
3.1	Organization and Good Standing.	19
3.2	Authorization of Agreement.	19
3.3	Conflicts; Consents of Third Parties.	20
3.4	Non-Contravention; Consents.	20
3.5	Capitalization.	21
3.6	Financial Statements.	21
3.7	Absence of Changes; No Undisclosed Liabilities.	22
3.8	Real Property; Title to Assets	23
3.9	Intellectual Property.	24
3.10	Tangible Personal Property; Inventory Sufficiency.	27
3.11	Agreements, Contracts and Commitments.	27
3.12	Compliance with Laws; Permits.	29
3.13	Litigation.	29
3.14	Tax Matters.	30
3.15	Labor and Employment Matters.	32
3.16	Employee Benefit Plans.	32
3.17	Environmental Matters.	34
3.18	Insurance	35
3.19	Registration Statement	35
3.20	No Financial Advisors	35
3.21	Interested Party Transactions	35
3.22	Independent Investigation..	35
3.23	No Other Representations or Warranties.	36
Section 4. Representations and Warranties of VINE, Pubco, Company Merger Sub, and Purchaser Merger Sub.		36
4.1	Due Organization; Subsidiaries.	36
4.2	Organizational Documents.	37
4.3	Authority; Binding Nature of Agreement	37
4.4	Non-Contravention; Consents.	37
4.5	Capitalization.	38
4.6	SEC Filings; Financial Statements.	39
4.7	Absence of Undisclosed Liabilities	40
4.8	Contracts and Commitments.	41
4.9	Compliance; Permits; Restrictions.	43
4.10	Legal Proceedings; Orders.	43
4.11	Tax Matters.	43
4.12	Employee and Labor Matters; Benefit Plans.	45
4.13	Transactions with Affiliates	47
4.14	No Financial Advisors	47
4.15	Valid Issuance..	47
4.16	Registration Statement.	47
4.17	Independent Investigation..	47
4.18	No Other Representations or Warranties.	48
Section 5. Certain Covenants of the Parties.		48
5.1	Operation of VINE’s Business.	48
5.2	Operation of the Company’s Business.	50
5.3	Access and Investigation.	52
5.4	No Solicitation.	53
5.5	Notification of Certain Matters.	53
Section 6. Additional Agreements of the Parties.		54
6.1	Preparation of Registration Statement; VINE Shareholders’ Meeting and Approvals.	54
6.2	Efforts; Regulatory Approvals.	55
6.3	VINE Options.	56
6.4	Employee Benefits.	56
6.5	Indemnification of Officers and Directors.	56
6.6	Tax Matters.	58
6.7	Legends.	58
6.8	Officers and Directors.	58
6.9	Termination of Certain Agreements and Rights.	58
6.10	Section 16 Matters.	58
6.11	Allocation Certificate.	59
6.12	Public Announcements.	59
6.13	Obligations of Pubco, Company Merger Sub and Purchaser Merger Sub.	59
6.14	Bridge Loan.	59
6.15	Funding.	60
6.16	Employment Agreements.	60
6.17	Equity Incentive Plan.	60
6.18	Amaze Stock Purchase.	60
Section 7. Conditions Precedent to Obligations of Each Party.		60
7.1	No Restraints.	60
7.2	VINE Shareholders’ Approval.	60
7.3	Requisite Consents	60
7.4	No Adverse Law or Order	60
7.5	Regulatory Matters.	60
7.6	Registration Statement..	60
7.7	Funding.	60
Section 8. Additional Conditions Precedent to Obligations of VINE, Pubco, Company Merger Sub and Purchaser Merger Sub.		60
8.1	Accuracy of Representations.	61
8.2	Performance of Covenants	61
8.3	Documents	61
8.4	No Company Material Adverse Effect.	61
8.5	Amaze Stock Purchase.	62
Section 9. Additional Conditions Precedent to Obligations of the Company.		62
9.1	Accuracy of Representations.	62
9.2	Performance of Covenants.	62
9.3	Documents.	62
9.4	No VINE Material Adverse Effect.	63
9.5	VINE Board of Directors	63
9.6	Termination of VINE Options..	63
Section 10. Termination.		63
10.1	Termination.	63
10.2	Effect of Termination.	64
10.3	Expenses.	64
Section 11. Miscellaneous Provisions.		66
11.1	Non-Survival of Representations and Warranties.	66
11.2	Amendment.	66
11.3	Waiver.	66
11.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile.	66
11.5	Applicable Law; Jurisdiction.	66
11.6	Assignability.	67
11.7	Notices.	67
11.8	Cooperation.	68
11.9	Participation in Negotiation and Drafting.	68
11.10	Severability.	68
11.11	Other Remedies; Specific Performance.	68
11.12	No Third-Party Beneficiaries.	68

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of November 3, 2024 (the “Signing Date”), is made by and among (i) Fresh Vine Wine, Inc., a Nevada corporation (“VINE”), (ii) Amaze Holdings Inc., a Delaware corporation and a wholly owned Subsidiary of VINE (“Pubco”), (iii) VINE Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Pubco (“Purchaser Merger Sub”), (iv) Adifex Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Pubco (“Company Merger Sub” and together with Purchaser Merger Sub, the “Merger Subs”), and (v) Adifex Holdings LLC, a Delaware limited liability company (the “Company”). VINE, Pubco, Purchaser Merger Sub, Company Merger Sub, and the Company shall be referred to herein from time to time individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.

Background

A. Company and its Subsidiaries are a global e-commerce platform and mobile design SaaS provider that enables sellers to create and monetize their fanbases with physical and digital catalogues, inventory and order management, logistics, and customer messaging (the “Business”).

B. The board of directors of VINE have (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of VINE and its stockholders, (ii) approved and declared advisable this Agreement, the Transaction Documents and the Contemplated Transactions, and (iii) determined to recommend, if deemed necessary by VINE, upon the terms and subject to the conditions set forth in this Agreement, that the holders of Equity Interests of VINE vote to approve this Agreement and approve the Contemplated Transactions and against any competing proposals, including the issuance of VINE Equity Interests to the equity holders of the Company under the terms of this Agreement.

C. The manager and members of the Company have (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of the Company (ii) approved and declared advisable this Agreement, the Transaction Documents and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the members of the Company vote to adopt this Agreement and approve the Contemplated Transactions.

D. Prior to the date of this Agreement, (i) VINE formed Pubco as its wholly owned subsidiary, and (ii) Pubco formed each of Purchaser Merger Sub and Company Merger Sub as its wholly owned subsidiaries.

E. VINE directly owns 100% of the Equity Interests of Pubco, and in turn, Pubco owns 100% of the Equity Interests of each of Purchaser Merger Sub and Company Merger Sub.

F. Pubco owns all of the issued and outstanding capital stock of the Company Merger Sub and Purchaser Merger Sub, each of which was formed for the sole purpose of the applicable merger.

G. Immediately before the Closing, shareholders of Amaze Software, Inc. (“Amaze”) will contribute their shares of capital stock of Amaze in exchange for membership interests in the Company pursuant to a stock purchase agreement (the “Amaze Agreement”) and, as a result, Amaze will become a wholly owned subsidiary of the Company.

H. On the Closing Date, (i) Purchaser Merger Sub will merge with and into VINE (the “Purchaser Merger”), with VINE as the surviving company in the Purchaser Merger and, as a result of the Purchaser Merger, VINE will become a wholly owned Subsidiary of Pubco with holders of VINE Equity Interests receiving securities of Pubco with terms substantially equivalent to the terms of the Purchaser Equity Interests, and (b) Company Merger Sub will merge with and into the Company (the “Company Merger” and together with the Purchaser Merger, the “Mergers”), with the Company as the surviving company in the Company Merger and, as a result of the Company Merger, the Company will become a wholly owned Subsidiary of Pubco and each Company Equity Interest will be automatically converted into the right to receive Pubco Common Stock.

I.   As a condition and inducement to VINE’s willingness to enter into this Agreement, each of the officers, directors and 5% or greater stockholders (together with their Affiliates) of the Company listed on Section A of the Company Disclosure Schedule (solely in their capacity as equity holders of the Company) are executing support agreements in favour of VINE in substantially the form and substance agreeable to VINE and the Company (the “Company Support Agreement”), under which such Persons will agree to vote all of their Company Equity Interests in favour of the adoption of this Agreement, the Transaction Documents and approve the Contemplated Transactions and against any competing proposals.

J. As a condition and inducement to VINE’s willingness to enter into this Agreement (to the extent deemed applicable and necessary by VINE), all of the equity holders of the Company listed on Section A of the Company Disclosure Schedule will execute lock-up agreements (each a “Company Lock-Up Agreement,” and collectively, the “Company Lock-Up Agreements”).

K. As a condition and inducement to the Company’s willingness to enter into this Agreement (to the extent deemed applicable and necessary by the Company), all the equity holders of VINE listed on Section B of the VINE Disclosure Schedule will execute lock-up agreements (each a “VINE Lock-Up Agreement,” and collectively, the “VINE Lock-Up Agreements”).

L. Each of the Parties intends for U.S. federal (and applicable state and local) income tax purposes, the Purchaser Merger to qualify as a reorganization within the meaning Section 368(a)(1)(A) of the Code reorganization under Section 368(a)(2)(D) of the Code in accordance with Rev. Rul. 77-428, Situation 2 and the Company Merger to qualify as a tax-free contribution of property to a controlled corporation under Section 351 of the Code (the “Intended Tax Treatment”).

Agreement

The Parties, intending to be legally bound, agree as follows:

Section 1. Definitions and Interpretative Provisions.

1.1 Definitions.

(a) For purposes of the Agreement (including this Section 1):

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with VINE relating to a potential Acquisition Proposal shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Acquired Company” means Amaze Software, Inc. and any other direct and indirect subsidiaries and/or affiliates acquired by the Company before Closing.

“Acquisition Inquiry” means with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or VINE, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of VINE or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the related promulgated rules) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” has the meaning given to such term in Rule 145 under the Securities Act.

“Agreement” has the meaning set forth in the preamble.

“Allocation Certificate” has the meaning set forth in Section 6.11.

“Amaze Agreement” has the meaning set forth in the background section.

“Amended Pubco Certificate of Incorporation” has the meaning set forth in Section 2.3.

“Balance Sheet Date” means December 31, 2023.

“Bridge Loan” has the meaning set forth in Section 6.14.

“Business” has the meaning set forth in the background section.

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“Business Day” means any day other than a day on which banks in the State of Delaware are authorized or obligated to be closed.

“Certifications” has the meaning set forth in Section 4.6(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 6.12(b).

“Closing Press Release” has the meaning set forth in Section 6.12(b).

“COBRA” has the meaning set forth in Section 3.16(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Benefits Plan” has the meaning set forth in Section 3.16(a).

“Company Board” means the board of managers of the Company.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 3.6(a) and 3.6(e).

“Company Certificate of Merger” has the meaning set forth in Section 2.1(b)(iii).

“Company Certificates” has the meaning set forth in Section 2.1(b)(ix).

“Company Disclosure Schedule” has the meaning set forth in Section 3.

“Company Documents” has the meaning set forth in Section 3.2.

“Company Equity Interest” means the equity interests in the Company as set forth in its Organizational Documents.

“Company Equity Plans” means any equity incentive plan of the Company or its Subsidiaries.

“Company Equity Securities” means any holder of equity in the Company, including but not limited to shares, options, or warrants.

“Company Financials” has the meaning set forth in Section 3.6(a).

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“Company Form License Agreements” has the meaning set forth in Section 3.9(b).

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.4, and 3.20.

“Company IP Rights” means all Intellectual Property owned, licensed, or controlled by the Company or its Subsidiaries that is necessary for, or used or held for use in, the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company Lock-Up Agreements” has the meaning set forth in the background section.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred before the date of determination of the occurrence of a Company Material Adverse Effect, has or would be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (c) any natural disaster, calamity or epidemics, pandemics (including COVID-19, any COVID-19 measures, and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19) or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in GAAP or applicable Law or the interpretation, or (e) general economic or political conditions or conditions generally affecting the industry in which the Company and its Subsidiaries operate; except in each case with respect to clauses (c), (d) and (e), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industry in which the Company and its Subsidiaries operate.

“Company Material Contract” has the meaning set forth in Section 3.11(a).

“Company Merger” has the meaning set forth in the background.

“Company Merger Effective Time” has the meaning set forth in the Section 2.1 (b)(iii).

“Company Merger Sub” has the meaning set forth in the preamble.

“Company Pension Plan” has the meaning set forth in Section 3.16(d).

“Company Property” has the meaning set forth in Section 3.8(a).

“Company Registered IP” means all Company IP Rights that are owned by the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Company Support Agreement” has the meaning set forth in the background.

“Company Surviving Subsidiary” has the meaning set forth in Section 2.1(b)(ii).

“Company Surviving Subsidiary Interest” has the meaning set forth in Section 2.1(b)(vii).

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“Company Unaudited Interim Balance Sheet” means the estimated unaudited statement of assets, liabilities and partner’s capital of the Company for the six-month period ended on June 30, 2024.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Mergers and the other transactions contemplated by this Agreement.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Costs” has the meaning set forth in Section 6.5(a).

“Data” has the meaning set forth in Section 3.9(h).

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” has the meaning set forth in Section 2.1(b)(ii).

“DOL” has the meaning set forth in Section 3.16(a).

“Drop-Dead Date” has the meaning set forth in Section 10.1(b).

“D&O Indemnified Parties” has the meaning set forth in Section 6.5(a).

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) other plan, program, policy or arrangement, whether or not reduced to writing, providing for stock options, stock appreciation rights, restricted stock, phantom stock, stock purchases, or any other equity-based compensation, bonuses (including any annual bonuses, retention bonuses, referral bonuses, performance bonuses, etc.) or other incentives, salary continuation pay, severance pay, or any other termination pay, deferred compensation, employment, compensation, commission or other variable compensation, change in control or transaction bonuses, supplemental, vacation, retirement benefits (including post-retirement health and welfare benefits), pension benefits, profit-sharing benefits, fringe benefits, life insurance benefits, perquisites, health benefits, medical benefits, dental benefits, vision benefits, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) all other plans, programs, policies or arrangements providing compensation to current or former employees, consultants and non-employee directors.

5

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Condition” means any condition with respect to the environment on or off the Company Properties, whether or not yet discovered, which could or does result in any Liability to or against the Company or VINE by any third party or Governmental Authority.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Interests” means (a) in the case of a corporation, any and all shares (however designated) of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (d) in any case, any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, and (e) in any case, any right to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all of the related rules and regulations.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Securities Laws” means the U.S. federal securities laws and the rules and regulations of the SEC and the stock exchanges.

“Funding” has the meaning set forth in Section 6.15.

“GAAP” means the United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws and the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

6

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing Authority) or (d) self-regulatory organization (including NYSE).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or under any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction, and petroleum products or by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Immigration Laws” has the meaning set forth in Section 3.15(b).

“Intellectual Property” means: (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration and associated goodwill, (c) copyrights, including registrations and applications for registration, (d) software, including all source code, object code and related documentation, (e) formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not, and (f) all United States and foreign rights arising under or associated with any of the foregoing.

“Intellectual Property Registration” has the meaning set forth in Section 3.9(a).

“Intended Tax Treatment” has the meaning set forth in the background section.

“Immigration Laws” has the meaning set forth in Section 3.15(b).

“IRS” means the United States Internal Revenue Service.

“Key Employee” means (i) an executive officer of VINE or the Company; and (ii) any employee of VINE or the Company that reports directly to the VINE Board or the Company Board or to an executive officer of VINE or the Company, as applicable.

“Knowledge” means, with respect to any Person, the actual knowledge after reasonable inquiry of such Person or any senior-level executive employee or director of such Person who has or would reasonably be expected to have such knowledge after reasonable inquiry of such employee or director’s direct reports. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter.

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“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of NYSE or the Financial Industry Regulatory Authority).

“Leased Real Property” has the meaning set forth in Section 3.8(a).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Legal Requirement” means United States, foreign, domestic, federal, territorial, state, provincial, local or municipal laws, codes, statutes, common law, ordinances, rules, regulations, decrees, writs, injunctions, judgments, directives, rulings and or orders adopted or promulgated by any Governmental Authority or any treaty or other requirement, policies, and guidelines having the force of law.

“Liability” means any debt, liability, or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown or due to become due) and including all related costs and expenses.

“Merger Consideration” has the meaning set forth in Section 2.1(b)(viii).

“Merger Subs” has the meaning set forth in the background.

“Mergers” has the meaning set forth in the background section.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“Non-PII” has the meaning set forth in Section 3.9(h).

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“NYSE” means the New York Stock Exchange.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and VINE, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Property” has the meaning set forth in Section 3.8(a).

“Party” or “Parties” has the meaning set forth in the preamble.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Encumbrance” means (a) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the VINE Unaudited Interim Balance Sheet, as applicable, in accordance with GAAP, (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) detract from the value of the assets subject or impair the operations of the Company or VINE, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and (f) liens arising under applicable securities Law.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means data and information concerning an identifiable natural person.

“PII” has the meaning set forth in Section 3.9(h).

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“PPACA” has the meaning set forth in Section 3.16(g).

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Privacy Laws” mean, collectively, (i) all applicable Laws relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information enacted, adopted, promulgated or applied by any Governmental Authority, including the applicable legally binding requirements set forth in applicable regulations and agreements containing consent orders published by regulatory authorities of competent jurisdiction such as, as applicable, the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and state data protection authorities; (ii) the internal privacy policy of the Company and any public statements that the Company has made regarding its privacy policies and practices; (iii) third party privacy policies with which the Company has been or is contractually obligated to comply; and (iv) any applicable rules of any applicable self-regulatory organizations in which the Company is or has been a member and/or with which the Company is or has been contractually obligated to comply relating to data privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification with respect to the collection, handling, use, processing, maintenance, storage, disclosure or transfer of Personal Information.

“Privacy Policy” has the meaning set forth in Section 3.9(h).

“Products” means any products, product candidates or services, researched, developed, manufactured, labeled, out-licensed, sold, marketed, promoted, imported or exported, distributed or otherwise made available, as applicable, by or on behalf of the Company or any Subsidiary.

“Proposals” has the meaning set forth in Section 6.1(a)(i).

“Proxy Statement” has the meaning set forth in Section 6.1(a)(i).

“Pubco” has the meaning set forth in the preamble.

“Pubco Common Stock” means shares of Class A Common Stock, par value $0.0001 per share, of Pubco.

“Purchaser Certificate of Merger” has the meaning set forth in Section 2.1(a)(ii).

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“Purchaser Merger” has the meaning set forth in the background.

“Purchaser Merger Effective Time” has the meaning set forth in Section 2.1(a)(ii).

“Purchaser Merger Sub” has the meaning set forth in the preamble.

“Real Property Lease” has the meaning set forth in Section 3.8(a).

“Registration Statement” has the meaning set forth in Section 6.1(a)(i).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Signing Date” has the meaning set forth in the preamble.

“Signing Filing” has the meaning set forth in Section 6.12(b).

“Signing Press Release” has the meaning set forth in Section 6.12(b).

“Software” means all computer software (in object code or source code format), and related documentation and materials.

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“Subsidiary” means, with respect to an Entity, a Person if such Person directly or indirectly owns or purports to own, beneficially or of record at any time before Closing, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement and (b) is on terms and conditions that the VINE Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation and the financing terms), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to VINE’s stockholders or the Company’s equity holders, as applicable, than the terms of the Contemplated Transactions and is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax or similar charge in the nature of a tax (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority (or attributable to the nonpayment).

“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any law in relation to Tax.

“Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the environment that may result from such Release.

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“Transaction Documents” means this Agreement, the Company Documents, and each other exhibit, certificate, document, instrument or agreement executed in connection with this Agreement and the Contemplated Transactions.

“Transfer Taxes” has the meaning set forth in Section 6.6(b).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“VINE” has the meaning set forth in the background section.

“VINE Associate” means any current employee, independent contractor, officer or director of VINE or any of its Subsidiaries.

“VINE Balance Sheet” means the audited balance sheet of VINE as of December 31, 2023, included in VINE’s Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC.

“VINE Board” has the meaning set forth in Section 6.1(b)(ii).

“VINE Board Recommendation” has the meaning set forth in Section 6.1(b)(ii).

“VINE Capitalization Representations” means the representations and warranties of VINE, Pubco, Company Merger Sub, and Purchaser Merger Sub set forth in Sections 4.5(a) and 4.6(d).

“VINE Common Stock” means the common stock, $0.01 par value per share, of VINE.

“VINE Contract” means any Contract: (a) to which VINE is a party, (b) by which VINE or any VINE IP Rights or any other asset of VINE is or may become bound or under which VINE has, or may become subject to, any obligation or (c) under which VINE has or may acquire any right or interest.

“VINE Employee Plan” means any Employee Plan that VINE or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability, or (v) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of VINE or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

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“VINE Fundamental Representations” means the representations and warranties of Pubco, Company Merger Sub, and Purchaser Merger Sub set forth in Sections 4.1(a), 4.1(b), 4.3, and 4.21.

“VINE Grant Date” has the meaning set forth in Section 4.5(f).

“VINE IP Rights” means all Intellectual Property owned, licensed or controlled by VINE that is necessary for, or used or held for use in, the operation of the business of VINE as presently conducted.

“VINE Lock-Up Agreement” has the meaning set forth in the background section.

“VINE Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred before the date of determination of the occurrence of the VINE Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of VINE or any of its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a VINE Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of VINE Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of VINE Common Stock may be taken into account in determining whether a VINE Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by VINE that is required to comply with the terms of this Agreement, (d) any natural disaster, calamity or epidemics, pandemics (including COVID-19, any COVID-19 measures, and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19) or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (e) any change in GAAP or applicable Law or the interpretation or (f) general economic or political conditions or conditions generally affecting the industries in which VINE or any of its Subsidiaries operates; except, in each case with respect to clauses (d), (e), and (f), to the extent materially and disproportionately affecting VINE and any its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which VINE or any of its Subsidiaries operates. Notwithstanding the above, a delisting of VINE Common Stock on NYSE American shall constitute a VINE Material Adverse Effect, provided that the Company has not refused or unreasonably delayed or conditioned its consent to reasonable actions by VINE to maintain the listing of VINE Common Stock on NYSE American.

“VINE Material Contracts” has the meaning set forth in Section 4.8(a).

“VINE Options” means options or other rights to purchase shares of VINE Common Stock granted by VINE, including under any VINE Stock Plan, as an “inducement” award.

“VINE Permits” has the meaning set forth in Section 4.9(b).

“VINE Registered IP” means all VINE IP Rights that are owned or exclusively licensed by VINE that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“VINE SEC Documents” has the meaning set forth in Section 4.6(a).

“VINE Shareholders’ Approval” has the meaning set forth in Section 6.1(b)(i).

“VINE Shareholders’ Meeting” has the meaning set forth in Section 6.1(b)(i).

“VINE Stock Plan” has the meaning set forth in Section 4.5(c).

“VINE Surviving Subsidiary” has the meaning set forth in Section 2.1(a)(i).

“VINE Surviving Subsidiary Share” has the meaning set forth in Section 2.1(a)(vi).

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to VINE in connection with its due diligence investigation of the Company relating to the Contemplated Transactions.

“409A Plan” has the meaning set forth in Section 4.12(j).

1.2 Other Definitional and Interpretative Provisions. The captions are included for convenience of reference only and shall be ignored in the construction or interpretation. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the associated rules and regulations, in each case as amended, modified, re-enacted, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms will be interpreted, and all accounting determinations will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Schedule or VINE Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the VINE Disclosure Schedule shall only qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, (a) that before 5:00 p.m. (Eastern Standard time) on the date that is two days before the Signing Date, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form before the execution of this Agreement.

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Section 2. Description of Transaction.

2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) The Purchaser Merger.

(i) Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser Merger Sub will merge with and into VINE at the Purchaser Merger Effective Time. Following the Purchaser Merger Effective Time, the separate existence of the Purchaser Merger Sub shall cease and VINE shall continue as the surviving company in the Purchaser Merger (the “VINE Surviving Subsidiary”) and a wholly owned Subsidiary of Pubco.

(ii) At the Closing, the Parties hereto shall cause a certificate of merger, in a form reasonably acceptable to VINE and the Company (the “Purchaser Certificate of Merger”), to be executed and filed with the Secretaries of State of the State of Delaware and the State of Nevada, as applicable. The Purchaser Merger shall become effective on the date and at the time at which the Purchaser Certificate of Merger is accepted for filing by the Secretaries of State of the State of Delaware and State of Nevada, as applicable, or at such later date and/or time as is agreed by VINE, Purchaser Merger Sub, and the Company, and specified in the Purchaser Certificate of Merger (the time the Purchaser Merger becomes effective being referred to herein as the “Purchaser Merger Effective Time”).

(iii) The Purchaser Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Purchaser Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of VINE and Purchaser Merger Sub shall vest in the VINE Surviving Subsidiary and all debts, liabilities, obligations, restrictions, disabilities and duties of each of VINE and Purchaser Merger Sub shall become the debts, liabilities, obligations and duties of the VINE Surviving Subsidiary, in each case, in accordance with the DGCL.

(iv) At the Purchaser Merger Effective Time, the Governing Documents of Purchaser Merger Sub shall become the Governing Documents of the VINE Surviving Subsidiary except that the name of the VINE Surviving Subsidiary shall be “Fresh Vine Wine, Inc.”

(v) At the Purchaser Merger Effective Time, the directors and executive officers of the VINE Surviving Subsidiary shall be the same as the board of directors and executive officers of Pubco, each to hold office in accordance with the Governing Documents of the VINE Surviving Subsidiary until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

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(vi) At the Purchaser Merger Effective Time, by virtue of the Purchaser Merger and without any action on the part of any Party or any other Person, each share of the common stock of Purchaser Merger Sub issued and outstanding immediately prior to the Purchaser Merger Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the VINE Surviving Subsidiary (each such share, a “VINE Surviving Subsidiary Share”).

(vii) At the Purchaser Merger Effective Time, each issued and outstanding VINE Equity Interest (other than those described in Section 2 (a)(viii) below) shall be converted automatically into and thereafter represent the right to receive one share of Pubco Common Stock, following which, all VINE Equity Interests shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing VINE Equity Interests outstanding immediately prior to the Purchaser Merger Effective Time shall cease to have any rights with respect to such Equity Interests except as provided herein or required under applicable Law. Each certificate previously evidencing VINE Equity Interests (other than those described in Section 2 (a)(viii) below) shall be exchanged for a certificate representing the same number of Pubco Common Shares upon the surrender of such certificate. To the extent required by Section 262 of the DGCL, each certificate formerly representing VINE Equity Interests owned by holders of VINE Equity Interests who have validly elected to dissent from the Purchaser Merger pursuant to Section 262 of the DGCL shall thereafter represent only the right to receive fair value for their Purchaser Common Stock in accordance with the applicable provisions of the DGCL.

(viii) At the Purchaser Merger Effective Time, by virtue of the Purchaser Merger and without any action on the part of any Party or any other Person, each Purchaser Equity Interest held immediately prior to the Purchaser Merger Effective Time by VINE as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(ix) All VINE Options outstanding immediately before the Purchaser Merger Effective Time under the Company Equity Plans (if any) shall be treated in accordance with Section 6.3.

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(b) The Company Merger.

(i) At the Company Merger Effective Time: the transfer books of the Company shall be closed with respect to all Company Equity Interest outstanding immediately before the Company Merger Effective Time. No further transfer of any such Company Equity Interests shall be made on such transfer books after the Company Merger Effective Time.

(ii) On the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (as amended, the “DLLCA”), on the Closing Date promptly following the Purchaser Merger, Company Merger Sub shall merge with and into the Company at the Company Merger Effective Time. Following the Company Merger Effective Time, the separate existence of Company Merger Sub shall cease and the Company shall continue its existence as the surviving company in the Company Merger (the “Company Surviving Subsidiary”) and a wholly owned Subsidiary and entity disregarded as separate from Pubco for U.S. federal income tax purposes.

(iii) At the Closing, the Parties shall cause a certificate of merger, in a form reasonably acceptable to VINE and the Company (the “Company Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware. The Company Merger shall become effective on the date and at the time at which the Company Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by VINE, Company Merger Sub and the Company in writing and specified in the Certificate of Merger (the time the Company Merger becomes effective being referred to herein as the “Company Merger Effective Time”).

(iv) At and after the Company Merger Effective Time, the Company Merger shall have the effects set forth in this Agreement and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Company Merger Sub shall vest in the Company Surviving Subsidiary and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Company Merger Sub shall become the debts, liabilities, obligations and duties of the Company Surviving Subsidiary, in each case, in accordance with the DLLCA.

(v) At the Company Merger Effective Time, the Governing Documents of Company Merger Sub shall be the Governing Documents of the Company Surviving Subsidiary, except that the name of the Company Surviving Subsidiary shall be “Adifex Holdings LLC” or such other name as determined by the Company in its sole discretion, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(vi) At the Company Merger Effective Time, the manager(s) and officers of the Company immediately prior to the Company Merger Effective Time shall be the initial manager(s) and officers of the Company Surviving Subsidiary, each to hold office in accordance with the Governing Documents of the Company Surviving Subsidiary until such manager’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vii) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or any other Person, each Company Merger Sub Equity Interest issued and outstanding immediately prior to the Company Merger Effective Time shall be automatically cancelled and extinguished and converted into one Equity Interest, par value $0.001, of the Company Surviving Subsidiary (each such Equity Interest, a “Company Surviving Subsidiary Interest”).

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(viii) At the Company Merger Effective Time, Pubco will deliver to the Company One Hundred Forty Million Dollars ($140,000,000.00) in Pubco Common Stock (the “Merger Consideration”), based on a price per share of $0.8060. No fractional shares of Pubco Common Stock shall be issued in connection with the Merger Consideration, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding.

(ix) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or any other Person, each Company Equity Interest issued and outstanding as of immediately prior to the Company Merger Effective Time, shall be automatically canceled and extinguished and converted into the right to receive a number of shares of Pubco Common Stock equal to its pro rata share of the Merger Consideration. From and after the Company Merger Effective Time, the certificates evidencing ownership of the Company Equity Interests (the “Company Certificates”) and any Company Equity Interests held in book-entry form issued and outstanding immediately prior to the Company Merger Effective Time shall each cease to have any rights with respect to such Company Equity Interests except as otherwise expressly provided for herein or under applicable Law.

(x) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any Party or any other Person, each Company Equity Interest held immediately prior to the Company Merger Effective Time by the Company as treasury Equity Interests, if any, shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

2.2 Closing. Unless this Agreement is earlier terminated under the provisions of Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in Section 7, Section 8, and Section 9, the consummation of the Mergers (the “Closing”) shall take place remotely, on the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7, Section 8. and Section 9, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions, or at such other time, date and place as VINE and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”

2.3 Amended Pubco Governing Documents. Effective upon the Purchaser Merger Effective Time, Pubco shall amend and restate its (i) certificate of incorporation in a form reasonably acceptable to the Parties (the “Amended Pubco Certificate of Incorporation”) and (ii) bylaws. The Amended Pubco Certificate of Incorporation will reflect the change of the corporate name of Pubco to be agreed to by the Parties.

2.4 [Reserved].

2.5 [Reserved].

2.6 [Reserved].

2.7 [Reserved].

2.8 Further Actions.

(a) If, at any time after the Purchaser Merger Effective Time or the Company Merger Effective Time, any further action is determined by to be necessary or desirable to carry out the purposes of this Agreement, the Transaction Documents, the Contemplated Transactions the Parties shall use their and its best to take such action.

(b) If, between the Signing Date and the Closing Date, the outstanding Company Equity Interest or VINE Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Merger Consideration shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Equity Interest and VINE Common Stock with the same economic effect as contemplated by this Agreement before such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing will be construed to permit the Company or VINE to take any action with respect to Company Equity Interest or VINE Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

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2.9 Tax Consequences. The Parties acknowledge and agree that, for U.S. federal (and applicable state and local) income tax purposes, the Purchaser Merger is intended to qualify as a reorganization within the meaning Section 368(a)(1)(A) of the Code reorganization under Section 368(a)(2)(D) of the Code in accordance with Rev. Rul. 77-428, Situation 2; the Company Merger is intended to qualify as a tax-free contribution of property to a controlled corporation under Section 351 of the Code.

2.10 Withholding. Each of the Parties shall be entitled to deduct and withhold from any consideration deliverable under this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3. Representations and Warranties of the Company. The Company represents and warrants to VINE that the statements contained in this Section are true and correct on and as of the Signing Date and will be true as of the Closing Date, except as otherwise set forth in this Agreement or in the disclosure schedule accompanying this Agreement (the “Company Disclosure Schedule”). From the Signing Date until the Closing Date, the Company shall update the Company Disclosure Schedule, as necessary, so that the representations and warranties set forth in this Section are true and correct as of the Closing Date, or in the case of representations and warranties that expressly relate to an earlier date, as of such earlier date.

3.1 Organization and Good Standing. Each of Company and its Subsidiaries are companies duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite power and authority to conduct the Business as now conducted and to own and operate its assets as now owned and operated by it. The Company and each Subsidiary is duly qualified or authorized to do business as a foreign company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification or authorization, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate expected to have a Company Material Adverse Effect. True, correct, and complete copies of the Organizational Documents of the Company and each Subsidiary, as currently in effect, have been delivered to VINE.

3.2 Authorization of Agreement. The Company and each Subsidiary, as applicable, has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company or any Subsidiary in connection with the consummation of the transactions contemplated by this Agreement (collectively with this Agreement, the “Company Documents”), and to consummate the transactions and perform its obligations as contemplated. The execution, delivery and performance of the Company Documents and the consummation of the contemplated transactions have been duly authorized by all requisite corporate action on the part of the Company and each Subsidiary, as applicable. This Agreement has been, and each of the other Company Documents will be at or before the Closing, duly and validly executed and delivered by the Company and its Subsidiaries and (assuming the due authorization, execution and delivery by VINE) this Agreement constitutes, and the each of the other Company Documents will constitute, the legal, valid and binding obligation of the Company and its Subsidiaries, enforceable against it in accordance with its terms subject to the Enforceability Exceptions.

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3.3 Conflicts; Consents of Third Parties.

(a) None of the execution, delivery or performance by the Company or any Subsidiary of the Company Documents, the consummation of the contemplated transactions, or compliance by the Company and its Subsidiaries with any of the provisions will: (i) cause the Company or any Subsidiary to violate or breach any Law or Order; (ii) conflict with or result in a violation of the Organizational Documents of the Company or any Subsidiary; (iii) except as set forth on Section 3.3(a) of the Company Disclosure Schedule, conflict with or result in a breach or termination of any of the terms, conditions or provisions of, or constitute a default under, accelerate any obligations arising under, trigger any payment under, require any Consent under or any notice under, result in the creation of any Encumbrance under, or otherwise adversely affect, any Contract to which the Company or any Subsidiary is a party or by which the Company’s or any Subsidiary’s assets may be bound; or (iv) require the Company or its Subsidiary to make a payment or provide other compensation to any officer, director, employee, consultant or agent of such Person.

(b) Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, no waiver, Order, permit or Consent of any Person or Governmental Authority is required on the part of the Company or its Subsidiaries in connection with the execution and delivery of the Company Documents or the compliance by the Company or its Subsidiaries with any of the provisions, or the consummation of the contemplated transactions.

3.4 Non-Contravention; Consents. Subject to compliance with the HSR Act and any foreign antitrust Law and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(b) contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company, or any of the assets owned or used by the Company, is subject to;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

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3.5 Capitalization.

(a) Section 3.5(a) of the Company Disclosure Schedule sets forth a true and complete list of all the Equity Interests issued or outstanding in the Company, and there are no Equity Interests issued or outstanding in the Company except as set forth on Section 3.5(a). On the Closing Date except as set forth on Section 3.5(a) of the Company Disclosure Schedule, each owner of Company Equity Securities is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. All such Equity Interests are held by the holders free and clear of all liens, options, rights of first refusal and limitations on the Company’s voting or transfer rights other than transfer restrictions under applicable securities Laws and Organizational Documents. All such Equity Interests are validly issued, fully paid and non-assessable and have been issued and granted in compliance in all respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and Organizational Documents.

(b) Subject to the closing of the Amaze Agreement, Section 3.5(b) of the Company Disclosure Schedule sets forth a true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding Equity Interests of each Subsidiary owned by the Company. All such Equity Interests are validly issued, fully paid and non-assessable have been issued and granted in compliance in all respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and Organizational Documents.

(c) Except as set forth in Section 3.5(c) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in the Company or any Subsidiary. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Equity Interests or any Subsidiary to which the Company or any Subsidiary is not a party, with respect to the voting or transfer of the Company Equity Interests or other securities of the Company.

(d) Section 3.5(d) of the Company Disclosure Schedule sets forth the following information with respect to each outstanding Equity Interest granted under a Company Equity Plan (if any): (i) the name of the Equity Interest holder; (ii) the Company Equity Plan under which such Equity Interest was granted; (iii) the amount of Company Equity Interest; (iv) the exercise price or hurdle price of such Equity Interest (if applicable); (v) the date on which such Equity Interest was granted; (vi) the amount of Company Equity Interest that are vested; (vii) the vesting schedule for such Equity Interest, and (viii) the date on which the Equity Interest expires. The Company has made available to VINE in the Virtual Data Room accurate and complete copies of each Company Equity Plan under which the Company has granted Equity Interests that are currently outstanding and the form of all award agreements.

3.6 Financial Statements.

(a) The Company has made available to VINE in the Virtual Data Room true and complete copies of (i) the consolidated audited balance sheet of the Company and its Subsidiaries as of December 31, 2022 and December 31, 2023, and the related audited consolidated statements of operations, cash flows and changes in equity holders’ equity of the Company and its Subsidiaries for each of the years then ended, and the unaudited balance sheet of the Company and its Subsidiaries as of for the six months ended June 30, 2024 and (ii) the related audited consolidated statements of operations, cash flows and changes in equity holders’ equity of the Company and its Subsidiaries for the six months then ended (collectively, the “Company Financials”), which are attached as Section 3.6(a) of the Company Disclosure Schedule. The Company Financials described in clause (i) above (x) were prepared in accordance with GAAP and (y) fairly present, in all respects, the financial position of the Company and its Subsidiaries as of the respective dates and the results of operations and cash flows of the Company and its Subsidiaries.

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(b) Except as and to the extent set forth on the Company Financials as of the Balance Sheet Date, the Company does not have any other liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the Ordinary Course of Business since the Balance Sheet Date (and in any event do not relate to breach of contract, tort or noncompliance with Law) or (ii) such other liabilities and obligations which are not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

(c) Except as set forth on Section 3.6(c) of the Company Disclosure Schedule, the Company and the Subsidiaries do not have any (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, or (ii) indebtedness evidenced by any note, bond, debenture or other debt security.

Since January 1, 2023, (i) neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or Representative of the Company or any Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the Knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee.

The respective minute and corporate or company books of the Company and its Subsidiaries, and the books of account and other business records of the Company and each Subsidiaries, all of which have been previously delivered to VINE and its representatives, are accurate and complete in all material respects.

3.7 Absence of Changes; No Undisclosed Liabilities.

(a) Since January 1, 2023, except as set forth on Section 3.7(a) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, (b) the Company and the Subsidiaries have conducted their respective businesses in all respects in the Ordinary Course of Business, (c) the Company and the Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective assets (including Company IP Rights) other than revocable non-exclusive licenses (or sublicenses) of Company IP Rights granted in the Ordinary Course of Business, (d) there has not been a Company Material Adverse Effect and (e) none of the Company or any Subsidiary has taken any action that, if taken after the Signing Date, would constitute a breach of any of the covenants set forth in Section 5.2.

(b) Except as set forth on Section 3.7(b) of the Company Disclosure Schedule, the Company and its Subsidiaries have no Liabilities other than: (i) executory obligations or liabilities under Contracts listed on Section 3.11 of the Company Disclosure Schedule or Contracts that are not required to be listed (but not including any Liabilities or obligations arising out of any breach of any Contract), and (ii) Liabilities incurred in connection with the Contemplated Transactions.

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3.8 Real Property; Title to Assets.

(a) Section 3.8(a) of the Company Disclosure Schedule sets forth a complete list of: (i) all real property and interests in real property owned by the Company and its Subsidiaries (each, an “Owned Property”); and (ii) all leases of real property by the Company and its Subsidiaries (each, a “Real Property Lease,” and the real property subject to the Real Property Leases being referred to as the “Leased Real Property”, and, together with the Owned Properties, being referred to individually as a “Company Property”). The Company and its Subsidiaries have indefeasible, good and marketable fee simple title to all Owned Properties, free and clear of all Encumbrances of any nature whatsoever. The Company Properties comprise all of the real property used in the Business.

(b) With respect to the Owned Properties, except as set forth on Section 3.8(b) of the Company Disclosure Schedule: (i) there are no encroachments on the Owned Properties, and the improvements are situated entirely within the boundaries of the Owned Properties and within applicable building and set-back lines; (ii) no portion of the Owned Properties are located within any Special Flood Hazard Area designated by the Federal Emergency Management Agency, or in any area similarly designated by any agency of any other Governmental Authority; no portion meets the definition of “wetlands” codified at 40 C.F.R. part 230.3(t), or has been similarly designated by any agency of any Governmental Authority; and no portion of the Owned Properties constitutes “wetlands” that have been filled, whether or not under appropriate permits; and (iii) each Owned Property constitutes either a previously subdivided lot in compliance with applicable subdivision regulations and similar governmental requirements, or was created in a manner not subject to subdivision regulations and similar governmental requirements.

(c) With respect to the Leased Real Property, except as set forth on Section 3.8(c) of the Company Disclosure Schedule: (i) the Company or its Subsidiaries are the owner and holder of all of the leasehold estates purported to be granted by the Real Property Leases; (ii) the Company’s or its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property has not been disturbed and there are no disputes with respect to such Real Property Lease; (iii) no security deposit or portion deposited with respect to such Real Property Lease has been applied in respect of a breach of or default under such Real Property Lease that has not been redeposited in full; (iv) the Company and its Subsidiaries do not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease; or (v) there are no Encumbrances on the estate or interest created by such Real Property Lease.

(d) Except as set forth on Section 3.8(d) of the Company Disclosure Schedule, there are no parties (other than the Company or its Subsidiaries) in possession of any portion of the Company Properties.

(e) No portion of the Company Properties is subject to any pending condemnation or eminent domain Legal Proceeding or other Legal Proceeding by any Governmental Authority and, to the Knowledge of the Company, there is no threatened condemnation or eminent domain Legal Proceeding or other Legal Proceeding.

(f) The physical condition of the Company Properties is free from any defect and sufficient to permit the continued conduct of the Business, as presently conducted, subject to the provision of usual and customary maintenance and repair performed in the ordinary course with respect to similar properties of like age and construction, and no repairs, replacements or regularly scheduled maintenance relating to any of the Company Properties has been deferred.

(g) Access to the Company Properties is from public streets and roads adjoining the Company Properties, is not limited or restricted and is adequate to service the Company Properties as currently used.

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(h) To the Knowledge of the Company, all water, storm and sanitary sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any Law or necessary for the current use and operation of the Company Properties, are installed to the property lines of the Company Properties, are connected under valid permits, if necessary, to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Company Properties as currently used.

(i) To the Knowledge of the Company, the classification of each parcel of Company Property under applicable zoning Laws permits the use and occupancy of such parcel and the operation of the Business as currently conducted. To the Knowledge of the Company, the Company’s or its Subsidiaries’ use or occupancy of the Company Properties or any portion or the operation of the Business as currently conducted is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Authority.

(j) Except as set forth on Section 3.8(j) of the Company Disclosure Schedule, to the Knowledge of the Company, the current use and occupancy of the Company Properties and the operation of the Business as currently conducted do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Company Property. The Company has not received any written notice of violation of the foregoing.

(k) Except as set forth on Section 3.8(k) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the Company Properties are subject to any use, development or occupancy restrictions (except those imposed by applicable Zoning Laws), special Taxes, assessments or utility “tap-in” fees (except those generally applicable throughout the tax district in which such Company Property is located), or charges or restrictions, whether existing of record or arising by operation of Law, unrecorded agreement or the passage of time or otherwise. Further, the Company Properties not taxed under any special use covenant or otherwise subject to roll-back taxes.

(l) On the Closing Date, the Company and its Subsidiaries will not be indebted to any contractor, laborer, mechanic, materialman, architect or engineer for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with any Company Property which any such person could claim an Encumbrance against any Company Property.

(m) Except as set forth on Section 3.8(m) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no management, maintenance, service, or other contracts with respect to any Company Property which cannot be terminated on not more than thirty (30) days’ notice without penalty or fee.

3.9 Intellectual Property.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and correct list of all Intellectual Property owned by the Company and its Subsidiaries that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”). All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing and are valid and enforceable.

(b) Other than license agreements between the Company and its customers on the Company’s standard forms or the Subsidiaries and their customers on such Subsidiaries’ standard form, copies of which have been delivered to VINE, and entered into in the Ordinary Course of Business (“Company Form License Agreements”), the Company and its Subsidiaries have not granted, transferred or assigned any right or interest in the Intellectual Property to any Person. Except as set forth in Section 3.9(b) of the Company Disclosure Schedule and the Company Form License Agreements, there are no Contracts in effect made by or on behalf of the Company or its Subsidiaries with respect to the marketing, distribution, inbound or outbound licensing or promotion of the Intellectual Property of a third party (including Contracts made by any salesperson, distributor, sublicensor or other remarketer or sales organization, but excluding shrink wrap and similar self-executing licenses). All such Contracts (including the Company Form License Agreements) are valid, binding and enforceable between the Company or its Subsidiaries and, to the Knowledge of the Company, the other parties, and the Company and its Subsidiaries and, to the Knowledge of the Company, such other parties are in full compliance with the terms and conditions of such agreements.

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(c) Except as set forth in Section 3.9(c) of the Company Disclosure Schedule: (i) the Company or its Subsidiaries owns and possesses all right, title and interest in and to all owned Intellectual Property, free and clear of all Encumbrances; and (ii) the Company or its Subsidiaries has a valid, enforceable and transferable license to use, all non-owned Intellectual Property used in the operation of the Business.

(d) The Intellectual Property constitutes all proprietary rights reasonably necessary for the operation of the Business. Except as set forth in Section 3.9(d)(i) of the Company Disclosure Schedule, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made or is currently outstanding, and to the Knowledge of the Company, there exists no basis for such claim and the Company has not received any written notices of and has no Knowledge of any facts that indicate a likelihood of any infringement or misappropriation by, or conflict with, any Person with respect to the Intellectual Property, including any demand or request that the Company and its Subsidiaries license rights from, or make royalty payments to, any Person. To the Knowledge of the Company, the Intellectual Property has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties and the Company has no Knowledge of any infringement, misappropriation or conflict that will occur as a result of the continued operation of the Business consistent with the manner that the Company and its Subsidiaries have previously operated its Business. Except as set forth on Section 3.9(d)(ii) of the Company Disclosure Schedule, to the Knowledge of the Company, no third party is infringing, misappropriating or diluting any intellectual property rights of the Company or its Subsidiaries.

(e) Except as provided in Section 3.9(e)(i) of the Company Disclosure Schedule, the Company and its Subsidiaries have taken all commercially reasonable actions, measures and precautions to maintain, safeguard and protect all of the Intellectual Property, the Company and its Subsidiaries have taken all steps required by any applicable Law to protect and secure its trade secrets to the extent reasonably necessary under such Law and, there has been no unauthorized release, disclosure or dissemination of any such trade secrets. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of any Intellectual Property on behalf of the Company and its Subsidiaries either: (i) have been party to a “work for hire” arrangement or agreement with the Company and its Subsidiaries, in accordance with applicable Law, that has accorded the Company or its Subsidiaries, as applicable, full, effective, exclusive and original ownership of all right, title and interest, including all related intellectual property rights; or (ii) have executed appropriate instruments of assignment in favor of the Company or its Subsidiaries as assignee that are separately identified on Section 3.9(e)(ii) of the Company Disclosure Schedule and that have conveyed to the Company or its Subsidiaries, as applicable, full, effective and exclusive ownership of all right, title and interest, including all related intellectual property rights, copies of which have been previously provided to VINE.

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(f) The Company and its Subsidiaries have not and no other Person then acting on its behalf has, disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company source code, except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure other than in the performance of services to the Company and its Subsidiaries. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to result in the disclosure, delivery or license by the Company and its Subsidiaries or, any Person then acting on its behalf to any Person of any Company source code. Section 3.9(f) of the Company Disclosure Schedule identifies each Contract under which the Company and its Subsidiaries have deposited, or is or may be required to deposit, with an escrowholder or any other Person, any of the Company source code, and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company owned source code.

(g) All software that is used by the Company and its Subsidiaries is free from any defect or programming or documentation error, including major bugs, logic errors or failures of such software to currently operate as described in the related documentation, and substantially conforms to the specifications of such software. To the Knowledge of the Company, the software used by the Company and its Subsidiaries do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit unauthorized access, to disrupt, disable or erase software, hardware or data, or to perform any other similar type of unauthorized activities.

(h) All information or data of any kind possessed by the Company and its Subsidiaries, including but not limited to, information that is individual and identifiable to any consumer and collected from consumers or customers (“PII”), aggregate or anonymous information collected from consumers or customers (“Non-PII”) and employee data (together with the PII and Non-PII, “Data”), has been collected by the Company or its Subsidiaries, or obtained from any other Person, in compliance with applicable Laws in all material respects. Further, all Data is being maintained, stored, processed and used by it in compliance with applicable Laws in all material respects. The Company and its Subsidiaries have presented a privacy policy, as updated from time to time (“Privacy Policy”), to consumers or customers at the time of its collection of any PII or Non-PII from consumers or customers through its services offered as part of its businesses. The Company and its Subsidiaries have each operated its businesses consistent with the Privacy Policy and any other references to their respective Data collection and use practices contained in marketing materials and advertisements of the Company and its Subsidiaries. All such references regarding its Data collection and use practices have accurately and, as applicable and required under the context, described the Company’s or its Subsidiaries’ respective information collection practices in all material respects and no such notices or disclosures have been materially inaccurate, misleading or deceptive under applicable Law. Except as set forth on Section 3.9(h) of the Company Disclosure Schedule: (i) the Company has not received any written notices from any Governmental Authority that its or its Subsidiaries’ collection, possession or use of PII or Non-PII is inconsistent with or a violation of its applicable Privacy Policy or otherwise constitutes a deceptive or misleading trade practice; (ii) the Company and its Subsidiaries have not collected or received any PII from children under the age of 13 in violation of applicable Law or who have self-identified or otherwise provided information that would reasonably identify them to the Company or its Subsidiaries as under the age of 13 without verifiable parental consent, or directed any of its websites to children under the age of 13 through which such PII could be obtained. The Company and its Subsidiaries use commercially reasonable technical measures consistent with relevant industry practice to store and maintain all Data to protect against unauthorized access to or use of the Data. Subject to applicable Law, the Company and its Subsidiaries have the unrestricted right to use the Data, free and clear of all Encumbrances.

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(i) To the Knowledge of the Company, there has been no unauthorized use, access to or disclosure of any Data while in the possession of, or under the control of, the Company or its Subsidiaries. The consummation of the contemplated transactions will not result in any loss or impairment of the rights to own and use any Data, nor will such consummation require the consent of any third party in respect of any Data.

(j) Except as set forth on Section 3.9(j) of the Company Disclosure Schedule, the Intellectual Property licensed by the Company or its Subsidiaries do not contain any software subject to a GNU General Public License, a GNU Library (Lesser) General Public License, or any license containing terms substantially similar to the terms contained in either of the foregoing licenses, specifically including the reciprocity terms applicable to source code for derivative works. The Company and its Subsidiaries have complied with all notice, attribution and other requirements of each such license. The Company and its Subsidiaries have not used any materials subject to such licenses in a manner that does or will require the disclosure or distribution of the source code to any owned Intellectual Property, the license or provision of any owned Intellectual Property on a royalty-free basis, or the grant of any patent license, non-assertion covenant, or other rights under any owned Intellectual Property.

(k) Except as set forth on Section 3.9(k) of the Company Disclosure Schedule, each employee (including leased employees) of the Company and its Subsidiaries, has entered into an agreement related to Intellectual Property developed in connection with the Company or its Subsidiaries.

3.10 Tangible Personal Property; Inventory Sufficiency.

(a) Except as noted on Section 3.10(a) of the Company Disclosure Schedule: (i) all tangible assets owned or leased by the Company and its Subsidiaries are in the possession of the Company or its Subsidiaries at one of the Company Properties; (ii) such tangible assets are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for the use to which they are put; and (iii) with respect to any tangible assets leased by the Company or its Subsidiaries, such assets are in such condition as to permit the surrender on the Closing Date without any cost or expense for repair or restoration if the related leases were terminated on the Closing Date in the Ordinary Course of Business.

(b) The Company and its Subsidiaries owns all right, title and interest in and to all of its properties and assets free and clear of any and all Encumbrances.

(c) The properties and assets (tangible and intangible) owned or leased by the Company and its Subsidiaries constitute all of the properties and assets necessary to conduct the Business as previously conducted.

3.11 Agreements, Contracts and Commitments.

(a) The applicable subpart of Section 3.11(a) of the Company Disclosure Schedule sets forth all of the following Contracts to which the Company or its Subsidiaries are a party or by which it or any of its assets is bound (collectively, with the Real Property Leases, the “Company Material Contracts”):

(i) Contracts entered into within the last three (3) years or otherwise having executory obligations on the part of the Company or its Subsidiaries and relating to the acquisition or disposition by the Company or its Subsidiaries of: (A) any business, real property or business segment (whether by merger, consolidation or other business combination, sale of assets or otherwise) or the capital stock of any Person, (B) any of the assets of the Company or its Subsidiaries (other than sales of inventory or the disposition of obsolete equipment, in each case in the ordinary course of business) for consideration in excess of $25,000;

(ii) Contracts relating to the incurrence, assumption or guarantee of any debt;

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(iii) any other Contracts (or groups of related Contracts) that are not terminable by the Company or any other Subsidiary without penalty on notice of sixty (60) days or less, which (A) which involve the expenditure or receipt of more than $25,000 annually or more than $100,000 over the remaining term, or (B) require performance by any Party more than one year from the Signing Date;

(iv) Contracts that contain a change of control or other similar provision;

(v) Contracts restricting the ability of the Company or any Subsidiary to operate or compete in any business or with any Person or in any geographic area during any period of time;

(vi) Contracts that require the Company or its Subsidiaries to purchase minimum quantities (or pay any amount for failure to purchase any specific quantities) of goods or services, comply with “take or pay” arrangements, deal with any Person on an exclusive basis, or provide “most favored nations” or similar pricing to any Person;

(vii) Contracts that require the Company or any Subsidiary to indemnify or hold harmless any other Person (other than obligations of the Company or its Subsidiaries to indemnify its customers against third party intellectual property claims contained in the Company Form License Agreements);

(viii) Contracts that provide for any partnership, joint venture, strategic alliance, teaming or similar arrangement;

(ix) Contracts that provide for or relate to any employment or consulting relationship with any Person (other than at-will arrangements), including any stock option, stock purchase, stock appreciation, deferred compensation, severance of other similar equity or equity-like plan or arrangement involving current or former directors, managers, stockholders, officers, or employees;

(x) Contracts under which the Company or any Subsidiary grants or is granted a license of any Intellectual Property (other than Company Form License Agreements and licenses to the Company or its Subsidiaries, as applicable, of commercially-available software for total consideration of less than $5,000);

(xi) Contracts with any Governmental Authority, including any settlement, conciliation or similar agreements with any Governmental Authority;

(xii) Contracts granting a power of attorney;

(xiii) Contracts relating to the sales or distributions of the Company’s or its Subsidiary’s products or services (excluding purchase and sales orders entered into in the ordinary course of business and Company Form License Agreements); and

(xiv) Contracts that are otherwise material to the business, operations or financial condition of the Company or its Subsidiaries and is outside the Company’s or its Subsidiary’s ordinary course of business;

(xv) each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Company or its Subsidiaries in connection with the Contemplated Transactions;

(b) True, correct and complete copies of all Material Contracts as currently in effect have previously been delivered to VINE. The Company and its Subsidiaries are not in default under any Material Contract. To the Knowledge of the Company, no other party to a Material Contract has breached, violated or defaulted under any Material Contract and no circumstance exists that, with notice or lapse of time or both (including the Company Merger), would constitute a default by any party. Section 3.11(b) of the Company Disclosure Schedule sets forth summaries containing the terms of all oral Material Contracts.

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3.12 Compliance with Laws; Permits.

(a) During the past three (3) years, the Company and its Subsidiaries have complied and is in compliance with all Laws applicable to it. No claims or investigations alleging any violation by the Company and its Subsidiaries of any Laws are pending or threatened. Section 3.12(a) of the Company Disclosure Schedule sets forth any claims or investigations resolved or otherwise concluded within the past three (3) years alleging any violation of any Laws.

(b) The Company and its Subsidiaries currently has all material permits which are required for the operation of the Business (all of which: (i) are listed on Section 3.12(b) of the Company Disclosure Schedule; (ii) have been previously delivered to VINE; and (iii) are in full force and effect). The Company and its Subsidiaries has complied at all times in the preceding three (3) years, and is presently in compliance, in all material respects, with the terms and conditions of the permits set forth on Section 3.12(b) of the Company Disclosure Schedule. No loss, non-renewal, suspension, modification or expiration of, nor any noncompliance with, any material permit is pending or threatened.

3.13 Litigation.

(a) Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, there are no Legal Proceedings pending or threatened against the Company or its Subsidiaries, or to which the Company is otherwise a party, or otherwise affecting the Company or its Subsidiaries, or that in any manner challenges or seeks, or reasonably could be expected to prevent, enjoin, alter or delay the Company Merger. Section 3.13(a) of the Company Disclosure Schedule also lists all Legal Proceedings threatened against the Company or its Subsidiaries or to which the Company or its Subsidiaries was a party during the past three (3) years.

(b) Section 3.13(b) of the Company Disclosure Schedule describes all claims for indemnification or breach asserted by or against the Company or its Subsidiaries at any time in the past 3 years arising out of the acquisition of any business or business segment.

(c) Except as described on Section 3.13(c) of the Company Disclosure Schedule there are not outstanding Orders that are applicable to, or otherwise affect, the Company or its Subsidiaries.

(d) Section 3.13(d) of the Company Disclosure Schedule lists any settlement agreements to which the Company and its Subsidiaries is a party or by which it is bound.

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3.14 Tax Matters. Except as set forth in Section 3.14 of the Company Disclosure Schedules:

(a) The Company and each Subsidiary have timely filed (taking into account all valid extensions) all Tax Returns and reports required to be filed by it, all of which were true, correct and complete. The Company will provide VINE with copies of such Tax Returns for Company and each Subsidiary filed in or relating to each of the immediately preceding three (3) calendar years before Closing. All Taxes required to be paid by the Company or any Subsidiary have been fully and timely and fully paid, whether or not shown on any such Tax Returns. There are no Encumbrances as a result of any unpaid Taxes upon any of the assets of the Company or its Subsidiaries and the Company has no Knowledge of any information that indicates any such Encumbrance is currently threatened or contemplated to be filed by any Taxing Authority, further, to the Knowledge of the Company, there is no reasonable basis for any such filing whether or not currently contemplated. The Company and each Subsidiaries has set aside adequate reserves for all accrued but unpaid Taxes.

(b) All Taxes required to be withheld or collected by the Company or its Subsidiaries have been withheld or collected and have been (or will be) duly and timely paid in full to the proper Taxing Authority. All Persons performing services on behalf of the Company and its Subsidiaries have been properly classified by the Company or its Subsidiaries for purposes of Tax reporting and Tax withholding as required by applicable Law. The Company and its Subsidiaries have complied with all applicable Tax recordkeeping requirements.

(c) No deficiencies for any Taxes have been proposed, asserted or assessed by any Taxing Authority against the Company or its Subsidiaries that are still pending, and to the Knowledge of the Company, no Tax Return of the Company or its Subsidiaries is under current examination by any Taxing Authority.

(d) No requests for waivers of the time to assess any Taxes have been granted to the Company or its Subsidiaries.

(e) There is no pending written claim by any Taxing Authority of a jurisdiction where the Company or its Subsidiaries have not filed Tax Returns that the Company or its Subsidiaries are subject to taxation in that jurisdiction, and the Company has no Knowledge of any valid basis for such a claim.

(f) Company and its Subsidiaries are not a party to any Tax sharing agreement and has no Liability for the Taxes of any other Person as a successor, by Contract or otherwise.

(g) Neither the Company nor its Subsidiaries have received a Tax ruling or entered into a closing or similar agreement with any Taxing Authority that will be binding on the Company or its Subsidiaries after the Closing. The Company and its Subsidiaries have not entered into any agreement with any Taxing Authority, including any Tax allocation, Tax abatement, Tax credit, or payment in lieu of Taxes agreements.

(h) The Company and its Subsidiaries have not made any payments, and there is no Contract covering any Person that, individually or collectively, could give rise to the payment of any amount (individually or in the aggregate) that would not be deductible by VINE or the Company or its Subsidiaries by reason of Section 280G of the Code or would subject the recipient to Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax Law), or that were or will not be deductible under Sections 162 or 404 of the Code.

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(i) The Company and its Subsidiaries have not participated in any “listed transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b)(2) or any transaction that is substantially similar to a “listed transaction.”

(j) The Company, its Subsidiaries, the Company Benefit Plans, and, to the Knowledge of the Company, its fiduciaries have not (individually nor collectively) participated in any nonexempt “prohibited transaction” within the meaning of Section 406 of ERISA or Code Section 4975.

(k) The Company and its Subsidiaries have never been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person. The Company and its Subsidiaries have no liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise

(l) The Company and its Subsidiaries have properly (i) collected and remitted sales and similar Taxes with respect to sales made to its customers and (ii) for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.

(m) The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or before the Closing Date; (iii) installment sale or open transaction disposition made on or before the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or before the Closing Date; (v) use of an improper method of accounting for a taxable period ending on or before the Closing Date; or (vi) election by the Company or its Subsidiaries under Section 108(i) of the Code.

(n) The Company and its Subsidiaries is not a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract.

(o) The Company and its Subsidiaries have not distributed the stock of another Person, or has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(p) The Company and its Subsidiaries have never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

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3.15 Labor and Employment Matters.

(a) Section 3.15(a) of the Company Disclosure Schedule lists the name of each employee (including leased employees and employees on an approved leave of absence) and independent contractors of the Company and its Subsidiaries and the date of employment, position, visa or citizenship status and the total current annual compensation payable to each such individual, including all wages, bonuses, commissions, allowances, and any other compensation forfeited or cancelled within the preceding twelve (12) months. Except as set forth on Section 3.15(a) of the Company Disclosure Schedule, all wages, bonuses commissions, and allowances with respect to any period before the Closing Date have been fully paid, and VINE shall not be obligated to make any bonus payments to any employees of the Company or its Subsidiaries with respect to any such period. All persons classified as consultants, independent contractors, or other non-employees and all individuals classified as exempt from overtime requirements were, in all material respects and to the Knowledge of the Company, properly classified as such.

(b) Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects and has not violated the terms and provisions of applicable Laws relating to immigration, including the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder (collectively, the “Immigration Laws”).

(c) Neither the Company nor any Subsidiary is party to a settlement agreement with a current or former officer, employee or independent contractor resolving allegations of sexual harassment by either an officer, director or employee of the Company or any Subsidiary. There are no, and since January 1, 2023, there have not been, any Legal Proceedings pending or threatened, against the Company or any Subsidiary, in each case, involving allegations of sexual harassment by any employee of the Company or any Subsidiary in a managerial or executive position.

(d) No employee of the Company or its Subsidiaries is represented by a labor union and there are no Contracts with any labor union or association representing any employees of the Company or its Subsidiaries. No petition has been filed or other proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative; and, to the Knowledge of the Company, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize any employees, and no demand for recognition of employees has been made by, or on behalf of, any labor union.

(e) The Company has previously delivered to VINE true, correct and complete summaries of all: (i) workers’ compensation claims filed against the Company and its Subsidiaries; and (ii) charges, grievances, complaints or notices of violation filed with, or otherwise made by, the Occupational Safety and Health Administration against the Company or its Subsidiaries.

3.16 Employee Benefit Plans.

(a) Section 3.16 of the Company Disclosure Schedule lists each “employee benefit plan” (as defined in ERISA) and any other material plan, Contract or policy providing bonuses, profit sharing benefits, retirement benefits, pension benefits, compensation, deferred compensation, stock options, phantom stock, stock appreciation rights, stock purchase rights, fringe benefits severance, salary continuation, or other termination payments, post-retirement health and welfare benefits, scholarships, health and welfare benefits, basic and supplemental disability benefits, life insurance coverage, sick leave pay, vacation pay, commissions, payroll practices, retention payments or other benefits (each such plan, Contract, policy, fund or arrangement is referred to as a “Company Benefit Plan”) that the Company or its Subsidiaries sponsors or has or could have material Liability with respect to, or has or could have any obligation to contribute to for the benefit of current or former employees, directors, or any other Person performing services for the Company or its Subsidiaries. The Company has delivered to VINE true, correct and complete copies of: (i) each material Company Benefit Plan document (including each Contract or policy), any amendments, and all documents embodying and relating to such Company Benefit Plan, including third party service agreements, investment management contracts, and any other administrative services agreement; (ii) to the extent applicable, annual reports including Forms 5500 (with schedules attached), 990 and 1041 for the preceding three (3) years for the plan and any related trust; (iii) the most recent summary plan description and summaries of material modifications for each Company Benefit Plan for which such summary plan description is required; (iv) each current trust agreement and insurance or individual or group annuity contract relating to any Company Benefit Plan; and (v) each material and non-routine communication within the preceding twelve (12) months involving a plan or any related trust to or from the IRS, Department of Labor (“DOL”), Pension Benefit Guaranty Corporation (PBGC) or any other Governmental Authority; (vi) with respect to any SIMPLE IRA, the IRS Form 5304, Form 5305, SIMPLE IRA prototype or individually designed plan document and the annual participant notices for the preceding three (3) years; and (vii) the most recent determination letter received from the IRS pertaining to any Company Benefit Plan that is a Company Pension Plan.

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(b) The Company and its Subsidiaries have no voluntary benefit plans available to employees which are considered to be exempt from ERISA under DOL Regulation Section 2510.3-1(j). The Company and its Subsidiaries have no Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)).

(c) Each Company Benefit Plan maintained, contributed to or required to be contributed to by the Company or its Subsidiaries have been administered in all material respects in accordance with its terms and with the applicable provisions of ERISA, the Code (including the rules and regulations thereunder) and all other applicable Laws. All contributions, deferrals, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the Closing will have been (or will be) timely made or accrued according to GAAP. The Company, its Subsidiaries, and each Company Benefit Plan complies in all material respects with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996, as amended, and the Patient Protection and Affordable Care Act, as amended, including any applicable notice and/or disclosure requirements.

(d) Section 3.16(d) of the Company Disclosure Schedule lists each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is intended to be tax qualified under Section 401(a) of the Code and each retirement plan covered under Section 408 of the Code (each, a “Company Pension Plan”). All Company Pension Plans that are maintained, contributed to or required to be contributed to by the Company or any ERISA Affiliate are so qualified. No event has occurred since the date of the most recent determination letter or application relating to any such Company Pension Plan that could reasonably be expected to adversely affect the qualification of such Company Pension Plan. No Legal Proceeding (other than routine benefit claims) has been asserted or instituted or to the Knowledge of the Company, threatened against any Company Benefit Plan, any trustee or fiduciaries, the Company or any ERISA Affiliate, or any of the assets of any Company Benefit Plan or any related trust. All required participant annual notices have been provided by the Company or its Subsidiaries to the participants in each Company Pension Plan on a timely basis.

(e) The Company and its ERISA Affiliates do not currently maintain, contribute to or participate in, nor at any time have any of them had an obligation to maintain, contribute to, or otherwise participate in any employee benefit plans that are “multiemployer plans” (within the meaning of Section 3(37) of ERISA or Code Section 414(f)), “multiple employer plans” (within the meaning of Code Section 413(c)), plans that are subject to the provisions of Title IV of ERISA, or a welfare plan that is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

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(f) Each of the Company and its ERISA Affiliates, each Company Benefit Plan and each Company Benefit Plan “sponsor” or “administrator” (within the meaning of Section 3(16) of ERISA) has complied in all material respects with the applicable requirements of Section 4980B of the Code and Section 601 et seq. of ERISA (such statutory provisions and predecessors are referred to collectively as “COBRA”) and any comparable state Law. Section 3.16(f) of the Company Disclosure Schedule lists the name of each covered employee who has experienced a “Qualifying Event” (as defined in COBRA) with respect to any Company Benefit Plan for purposes of “Continuation Coverage” (as defined in COBRA) and whose maximum period for continuation coverage required by COBRA or state Law has not expired. Section 3.16(f) of the Company Disclosure Schedule also lists the name of each covered employee who is on leave of absence (paid or unpaid) and whether such person is eligible for continuation coverage.

(g) Each Company Benefit Plan satisfies in all material respects, the requirements of the Patient Protection and Affordable Care Act and the issued regulations and guidance (“PPACA”), such that there is no reasonable expectation that any Tax or penalty could be imposed under the PPACA that relates to such group health plan. No condition exists that could cause the Company or any Company Subsidiary or ERISA Affiliate to have any Liability for any assessable payment under Section 4980H of the Code. No event has occurred or condition exists that could subject the Company or any Company Subsidiary or ERISA Affiliate to any Liability on account of a violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or 4980D of the Code.

(h) The Company has the requisite power to amend and/or terminate each Company Benefit Plan without prior notice or approval. The consummation of the Contemplated Transactions will not give rise to any Liability for any employee benefits. No Company Benefit Plan provides for post-employment benefits of any kind whatsoever (other than under COBRA, the Federal Social Security Act or any Company Benefit Plan qualified under Section 401(a) of the Code) to any former director or employee of, or other provider of services to, the Company or an ERISA Affiliate (or a beneficiary of any such Person), nor have any representations, agreements, covenants or commitments been made to provide such benefits.

3.17 Environmental Matters.

(a) During the past three (3) years, the Company and its Subsidiaries have been, and have conducted the Business, in compliance in all material respects with all Environmental Laws and has not received any written notice of any noncompliance with any Environmental Law or any Liability or remedial or corrective obligation or any proceeding. There is no Release or, to the Knowledge of the Company, Threat of Release of any Hazardous Materials at or in the vicinity of the Company Properties.

(b) The Company has not received written notice of, or has any Knowledge of, (i) an Environmental Condition at any Company Property; and (ii) neither the Company nor any Subsidiary has, at any time, Released or allowed or arranged for any third party to Release, Hazardous Materials to, at or upon any Company Property that, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar state Law, has been placed on the National Priorities List or its state Law equivalent or as to which the United States Environmental Protection Agency or any relevant state agency or other Governmental Authority has notified the Company that it has proposed or is proposing to place on the National Priorities List or such state law equivalent.

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3.18 Insurance. All insurance policies pertaining to the Business are listed on Section 3.18 of the Company Disclosure Schedules and are in full force and effect on the Signing Date. The Company has delivered to VINE true, correct and complete copies of such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled or not renewed within the last two (2) years and, to the Knowledge of the Company, no threat has been made to cancel or not renew any insurance policy of the Company or its Subsidiaries. The Company has delivered to VINE: (i) all material insurance claims history during the past three (3) years; and (ii) a to the Knowledge of the Company, a list of all pending insurance claims. None of the insurers under any such insurance policies has rejected the defense or coverage of any claim purported to be covered by such insurer or has reserved the right to reject the defense or coverage of any claim purported to be covered by such insurer. To the Knowledge of the Company, neither the Company nor its Subsidiaries have any Liability for retrospective premium adjustments under any insurance policies.

3.19 Registration Statement. The information supplied by Company and its Subsidiaries in writing specifically for inclusion in the Registration Statement shall not, at (a) the time the Registration Statement is declared effective, (b) the time the Registration Statement (or any amendment or supplement) is first mailed to (i) the VINE shareholders and (c) the time of the VINE Shareholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

3.20 No Financial Advisors. Except as set forth on Section 3.20 of the Company Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company and its Subsidiaries in connection with the Company Merger and no Person is entitled to any fee or commission or like payment from the Company.

3.21 Interested Party Transactions. Except as set forth in Section 3.21 of the Company Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of the Company’s business (all of which are set forth in the Company Disclosure Schedule), no director, officer or other affiliate of the Company or any Subsidiary has or has had, directly or indirectly (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services; (c) a beneficial interest in any Company Material Contract; or (d) any contractual or other arrangement with the Company or any Subsidiary, other than customary indemnity arrangements. The Company and the Subsidiaries have not, since January 1, 2023, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent) of the Company, or (ii)  modified any term of any such extension or maintenance of credit.

3.22 Independent Investigation. Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of VINE and its Subsidiaries and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of VINE for such purpose. The Company acknowledges that: (a) in making its decision to enter into this Agreement and to consummate the contemplated transactions, it has relied solely upon its own investigation and the express representations and warranties of VINE set forth in this Agreement (including the related portions of VINE Disclosure Schedules) and in any certificate delivered to the Company under this Agreement, and the information provided by or on behalf of VINE for the Registration Statement; and (b) none of VINE nor its respective Representatives have made any representation or warranty as to VINE, or this Agreement, except as expressly set forth in this Agreement (including the related portions of VINE Disclosure Schedules) or in any certificate delivered to the Company, or with respect to the information provided by or on behalf of VINE for the Registration Statement.

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3.23 No Other Representations or Warranties. The Company acknowledges that, except for the representations and warranties contained in this Agreement, neither VINE nor any of its Subsidiaries nor any other person on behalf of VINE or its Subsidiaries makes any express or implied representation or warranty with respect to VINE or its Subsidiaries or with respect to any other information provided to the Company, members or stockholders or any of the Company’s respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of VINE set forth in Section 4 (in each case as qualified and limited by the VINE Disclosure Schedule)) Company nor any of its respective Representatives, members, have relied on any such information (including the accuracy or completeness).

Section 4. Representations and Warranties of VINE, Pubco, Company Merger Sub, and Purchaser Merger Sub. Except as disclosed in the VINE SEC Documents filed with the SEC before the Signing Date and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system or in the disclosure schedule accompanying this Agreement (the “VINE Disclosure Schedule”), VINE, Pubco, Company Merger Sub and Purchaser Merger Sub represent and warrant to the Company that the statements contained in this Section are true and correct on and as of the Signing Date and on and as of the Closing Date. From the Signing Date until the Closing Date, VINE shall update the Disclosure Schedule, as necessary, so that the representations and warranties set forth in this Section are true and correct as of the Closing Date, or in the case of representations and warranties that expressly relate to an earlier date, as of such earlier date.

4.1 Due Organization; Subsidiaries.

(a) Each of VINE and its Subsidiaries (including Pubco, Company Merger Sub and Purchaser Merger Sub) is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary corporate or limited liability company power and authority (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its formation, neither Pubco, Company Merger Sub, nor Purchaser Merger Sub have engaged in any activities other than in connection with or as contemplated by this Agreement.

(b) Each of VINE and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a VINE Material Adverse Effect.

(c) Except as set forth on Section 4.1(c) of the VINE Disclosure Schedule, VINE has no Subsidiaries other than Pubco, Company Merger Sub and Purchaser Merger Sub and VINE does not own any capital stock of, or any equity ownership or profit-sharing interest of any nature in, or control directly or indirectly, any other Entity other than Pubco, Company Merger Sub and Purchaser Merger Sub. VINE is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. VINE has not agreed and is not obligated to make, nor is VINE bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. VINE has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

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4.2 Organizational Documents. VINE will deliver to the Company accurate and complete copies of VINE’s Organizational Documents. VINE is not in breach or violation of its Organizational Documents in any material respect.

4.3 Authority; Binding Nature of Agreement. Each of VINE, Pubco, Company Merger Sub and Purchaser Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The VINE Board (at meetings duly called and held) has (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of VINE and its stockholders, (b) approved and declared advisable this Agreement, the other Transaction Documents and the Contemplated Transactions, and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of VINE vote to approve the Contemplated Transactions. The respective boards and members of Pubco, Company Merger Sub and Purchaser Merger Sub have each (by unanimous written consent): (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Pubco, Company Merger Sub, and Purchaser Merger Sub, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Pubco, Company Merger Sub, and Purchaser Merger Sub vote to adopt this Agreement and approve the Contemplated Transactions. This Agreement has been duly executed and delivered by VINE, Pubco, Company Merger Sub and Purchaser Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of VINE, Pubco, Company Merger Sub and Purchaser Merger Sub. enforceable against each of VINE, Pubco, Company Merger Sub and Purchaser Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.4 Non-Contravention; Consents.

(a) Subject to compliance with the HSR Act and any foreign antitrust Law, and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by VINE, Pubco, Company Merger Sub or Purchaser Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of VINE or its Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which VINE or its Subsidiaries or any of the assets owned or used by VINE or its Subsidiaries, is subject to;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by VINE or its Subsidiaries or that otherwise relates to the business of VINE, or any of the assets owned, leased or used by VINE;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any VINE Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any VINE Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such VINE Material Contract, (C) accelerate the maturity or performance of any VINE Material Contract or (D) cancel, terminate or modify any term of any VINE Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

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(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by VINE or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 4.4 of the VINE Disclosure Schedule under any VINE Contract, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware under the DGCL (iii) any required filings under the HSR Act and any foreign antitrust Law and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither VINE nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The VINE Board and the respective boards and members of Pubco, Company Merger Sub, and Purchaser Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Mergers, this Agreement or any of the other Contemplated Transactions.

4.5 Capitalization.

(a) The authorized capital stock of VINE consists of (i) 15,976,227 shares of VINE Common Stock, (ii) 10,000 shares of Series A preferred stock, par value $0.01 per share, and (iii) 9,135 shares of Series B preferred stock, par value $0.01 per share. VINE does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of VINE Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances (other than Permitted Encumbrances). None of the outstanding shares of VINE Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of VINE Common Stock is subject to any right of first refusal in favor of VINE. There is no VINE Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of VINE Common Stock. VINE is not under any obligation, nor is VINE bound by any Contract under which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of VINE Common Stock or other securities. Section 4.5(b) of the VINE Disclosure Schedule accurately and completely describes all repurchase rights held by VINE with respect to shares of VINE Common Stock (including shares issued under the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c) Except for the VINE 2021 Equity Incentive Plan, (the “VINE Stock Plan”), and except as further set forth on Section 4.5(c) of the VINE Disclosure Schedule, VINE does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Section 4.5(c) of the VINE Disclosure Schedule sets forth the following information with respect to each VINE Option outstanding as of the Signing Date, as applicable: (i) the name of the holder, (ii) the number of shares of VINE Common Stock subject to such VINE Option at the time of grant, (iii) the number of shares of VINE Common Stock subject to such VINE Option as of the Signing Date, (iv) the exercise price of such VINE Option, (v) the date on which such VINE Option was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the Signing Date, (vii) the date on which such VINE Option expires, (viii) whether such VINE Option is intended to be an “incentive stock option” (as defined in the Code) or a nonqualified stock option, (ix) in the case of a VINE Option, the plan under which such VINE Option was granted and (x) the number of shares remain available for future issuance under the VINE Stock Plans. VINE has made available to the Company accurate and complete copies of equity incentive plans under VINE has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the VINE Stock Plans and any amendments.

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(d) Except for the outstanding VINE Options as set forth on Section 4.5(d) of the VINE Disclosure Schedule and except as disclosed in the VINE SEC Documents, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of VINE, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of VINE, or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which VINE is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to VINE.

(e) All outstanding shares of VINE Common Stock, VINE Options, and other securities of VINE have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f) With respect to VINE Options granted under the VINE Stock Plans, (i) each grant of a VINE Option was duly authorized no later than the date on which the grant of such VINE Option was by its terms to be effective (the “VINE Grant Date”) by all necessary corporate action, including, as applicable, approval by the VINE Board (or a duly constituted and authorized committee) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party, (ii) each VINE Option grant was made in accordance with the terms of the VINE Stock Plan under which it was granted and all other applicable Law and regulatory rules or requirements, and (iii) the per share exercise price of each VINE Option was not less than the fair market value of a share of VINE Common Stock on the applicable VINE Grant Date.

4.6 SEC Filings; Financial Statements.

(a) Except as set forth on Section 4.6(a) of the VINE Disclosure Schedule, since January 1, 2023, VINE has filed or furnished, as applicable, on a timely basis all material forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act (the “VINE SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing before the Signing Date, then on the date of such filing), each of the VINE SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the VINE SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the VINE SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.6, the term “file” and variations shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the VINE SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of VINE as of the respective dates and the results of operations and cash flows of VINE for the periods covered. Other than as expressly disclosed in the VINE SEC Documents filed before the Signing Date, there has been no material change in VINE’s accounting methods or principles that would be required to be disclosed in VINE’s financial statements in accordance with GAAP. The books of account and other financial records of VINE and each of its Subsidiaries are true and complete in all material respects.

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(c) Except as set forth on Section 4.6(c) of the VINE Disclosure Schedule, VINE maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that VINE maintains records that in reasonable detail accurately and fairly reflect VINE’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the VINE Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of VINE’s assets that could have a material effect on VINE’s financial statements. VINE has evaluated the effectiveness of VINE’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable VINE SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. VINE has disclosed to VINE’s auditors and the audit committee of the VINE Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect VINE’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in VINE’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the VINE SEC Documents filed before the Signing Date, VINE’s internal control over financial reporting is effective and VINE has not identified any material weaknesses in the design or operation of VINE’s internal control over financial reporting.

4.7 Absence of Undisclosed Liabilities. Neither VINE nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the VINE Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by VINE or its Subsidiaries since the date of the VINE Unaudited Interim Balance Sheet in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of VINE or any of its Subsidiaries under VINE Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and (e) Liabilities described in Section 4.7 of the VINE Disclosure Schedule.

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4.8 Contracts and Commitments.

(a) Section 4.8 of the VINE Disclosure Schedule identifies each VINE Contract that is in effect as of the Signing Date (each, an “VINE Material Contract” and collectively, the “VINE Material Contracts”):

(i) each VINE Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other Employee Plans or arrangements;

(ii) each VINE Contract requiring payments by VINE after the Signing Date in excess of $75,000 under its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or Entity providing employment related, consulting or independent contractor services, not terminable by VINE on sixty (60) calendar days’ or less notice without liability, except to the extent general principles of wrongful termination Law may limit VINE’s, or such successor’s ability to terminate employees at will;

(iii) each VINE Contract relating to any agreement or plan, including any option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv) Contracts entered into within the last three (3) years or otherwise having executory obligations on the part of VINE or its Subsidiaries and relating to the acquisition or disposition by VINE or its Subsidiaries of: (A) any business, real property or business segment (whether by merger, consolidation or other business combination, sale of assets or otherwise) or the capital stock of any Person, (B) any of the assets of VINE or its Subsidiaries (other than sales of inventory or the disposition of obsolete equipment, in each case in the ordinary course of business) for consideration in excess of $25,000;

(v) Contracts relating to the incurrence, assumption or guarantee of any debt;

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(vi) any other Contracts (or groups of related Contracts) that are not terminable by VINE or any other Subsidiary without penalty on notice of sixty (60) days or less, which (A) which involve the expenditure or receipt of more than $25,000 annually or more than $100,000 over the remaining term, or (B) require performance by any Party more than one year from the Signing Date;

(vii) Contracts that contain a change of control or other similar provision;

(viii) Contracts restricting the ability of VINE or any Subsidiary to operate or compete in any business or with any Person or in any geographic area during any period of time;

(ix) Contracts that require VINE or its Subsidiaries to purchase minimum quantities (or pay any amount for failure to purchase any specific quantities) of goods or services, comply with “take or pay” arrangements, deal with any Person on an exclusive basis, or provide “most favored nations” or similar pricing to any Person;

(x) Contracts that require VINE or any Subsidiary to indemnify or hold harmless any other Person (other than obligations of VINE or its Subsidiaries to indemnify its customers against third party intellectual property claims contained in the form license agreements);

(xi) Contracts that provide for any partnership, joint venture, strategic alliance, teaming or similar arrangement;

(xii) Contracts under which VINE or any Subsidiary grants or is granted a license of any Intellectual Property (other than form license agreements and licenses to VINE or its Subsidiaries, as applicable, of commercially-available software for total consideration of less than $5,000);

(xiii) Contracts with any Governmental Authority, including any settlement, conciliation or similar agreements with any Governmental Authority;

(xiv) Contracts granting a power of attorney;

(xv) any VINE real estate lease;

(xvi) Contracts relating to the sales or distributions of VINE’s or its Subsidiary’s products or services (excluding purchase and sales orders entered into in the ordinary course of business and form license agreements);

(xvii) Contracts that are otherwise material to the business, operations or financial condition of VINE or its Subsidiaries and is outside VINE’s or its Subsidiary’s ordinary course of business;

(xviii) each VINE Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to VINE in connection with the Contemplated Transactions; or

(b) VINE will deliver or make available to the Company accurate and complete copies of all VINE Material Contracts, including all amendments. There are no VINE Material Contracts that are not in written form. VINE has not nor, to Knowledge of VINE as of the Signing Date, has any other party to a VINE Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any VINE Material Contract in such manner as would permit any other party to cancel or terminate any such VINE Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a VINE Material Adverse Effect. As to VINE and its Subsidiaries, as of the Signing Date, each VINE Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right under the terms of any VINE Material Contract to change, any material amount paid or payable to VINE under any VINE Material Contract or any other material term or provision of any VINE Material Contract.

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4.9 Compliance; Permits; Restrictions.

(a) VINE and each of its Subsidiaries is, and since January 1, 2023, has been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of VINE, threatened against VINE or any of its Subsidiaries. There is no agreement or Order binding upon VINE or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of VINE or any of its Subsidiaries, any acquisition of material property by VINE or any of its Subsidiaries or the conduct of business by VINE or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on VINE’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Each of VINE and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of VINE, Pubco, Company Merger Sub and Purchaser Merger Sub as currently conducted (collectively, the “VINE Permits”). Each of VINE and its Subsidiaries is in material compliance with the terms of the VINE Permits. No Legal Proceeding is pending or, to the Knowledge of VINE, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any VINE Permit.

4.10 Legal Proceedings; Orders.

(a) Except as set forth in the VINE Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of VINE, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves VINE or any of its Subsidiaries or any VINE Associate (in his or her capacity as such) or any of the material assets owned or used by VINE or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which VINE or any of its Subsidiaries, or any of the material assets owned or used by VINE or any of its Subsidiaries is subject. To the Knowledge of VINE, no officer or other Key Employee of VINE or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of VINE or any of its Subsidiaries or to any material assets owned or used by VINE or any of its Subsidiaries.

4.11 Tax Matters.

(a) Each of VINE and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns required to be filed under applicable Law. All such Tax Returns were true, correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has been made by a Governmental Authority in a jurisdiction where VINE or any of its Subsidiaries does not file Tax Returns that VINE or any of its Subsidiaries is subject to taxation by that jurisdiction.

(b) All material amounts of Taxes due and owing by VINE and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of VINE and each of its Subsidiaries for periods (or portions) ending on or before the date of the VINE Unaudited Interim Balance Sheet do not materially exceed the accruals for current Taxes set forth on the VINE Unaudited Interim Balance Sheet. Since the date of the VINE Unaudited Interim Balance Sheet, neither VINE nor any of its Subsidiaries has incurred any material Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) Each of VINE and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for material Taxes (other Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of VINE or any of its Subsidiaries.

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(e) No deficiencies for a material amount of Taxes with respect to VINE or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, examinations assessments or other actions for or relating to any liability in respect of Taxes of VINE or any of its Subsidiaries. Neither VINE nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) Neither VINE nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than Ordinary Course Agreements.

(g) Neither VINE nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is VINE). Neither VINE nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than VINE or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract (other than an Ordinary Course Agreement) or otherwise.

(h) Neither VINE nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i) Neither VINE nor any of its Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j) Neither VINE nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or before the Closing Date; (iii) installment sale or open transaction disposition made on or before the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or before the Closing Date other than in respect of such amounts reflected in the VINE Balance Sheet or received in the ordinary course of business since the date of the VINE Balance Sheet; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k) Neither VINE nor any of its Subsidiaries is aware of any facts or circumstances or has knowingly taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

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4.12 Employee and Labor Matters; Benefit Plans.

(a) Section 4.12(a) of the VINE Disclosure Schedule sets forth, for each current VINE Associate who is an employee of VINE or any of its Subsidiaries, such employee’s name, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the expected return), whether exempt from the Fair Labor Standards Act, annual salary and wage rate, most recent annual bonus received and current annual bonus opportunity. Section 4.12(a) of the VINE Disclosure Schedule separately sets forth, for each current VINE Associate who is an individual independent contractor engaged by VINE or any of its Subsidiaries, such contractor’s name, duties and rate of compensation. No Key Employee has indicated to VINE or any of its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise.

(b) The employment of VINE’s employees is terminable by VINE at will. VINE has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of VINE Associates to the extent currently effective and material.

(c) VINE is not a party to, bound by the terms of, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of VINE, purporting to represent or seeking to represent any employees of VINE.

(d) Section 4.12(e) of the VINE Disclosure Schedule lists all VINE Employee Plans (other than employment arrangements which are terminable “at will” without any contractual obligation on the part of VINE or any of its Subsidiaries to make any severance, termination, change in control or similar payment and that are substantively identical to the employment arrangements made available to the Company).

(e) Each VINE Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of VINE, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such VINE Employee Plan or the exempt status of any related trust.

(f) Each VINE Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of VINE, threatened with respect to any VINE Employee Plan. All payments and/or contributions required to have been made with respect to all VINE Employee Plans either have been made or have been accrued in accordance with the terms of the applicable VINE Employee Plan and applicable Law.

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(g) Neither VINE nor any of its ERISA Affiliates maintains, contributes to or is required to contribute to, or has, in the past six (6) years, maintained, contributed to, or been required to contribute to (i) any “employee benefit plan” that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither VINE nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA.

(h) No VINE Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (1) under COBRA or an analogous state law requirement or (2) continuation coverage through the end of the month in which such termination or retirement occurs. VINE does not sponsor or maintain any self-funded medical or long-term disability benefit plan.

(i) No VINE Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(j) Each VINE Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance) (each, a “409A Plan”) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance. No payment to be made under any 409A Plan is or, when made in accordance with the terms of the 409A Plan, will be subject to the penalties of Section 409A(a)(1) of the Code.

(k) VINE is in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, harassment, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of VINE: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of VINE, threatened or reasonably anticipated against VINE relating to any employee, independent contractor, director, employment agreement or VINE Employee Plan (other than routine claims for benefits). To the Knowledge of VINE, there are no pending or threatened or reasonably anticipated claims or actions against VINE, any VINE trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. VINE is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

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(l) VINE has no material liability with respect to any misclassification within the past four (4) years of (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. VINE has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law (nor has VINE been under any requirement or obligation to issue any such notification), or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(m) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting VINE. No event has occurred within the past six months, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(n) VINE is not, nor has VINE been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of VINE, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any VINE Associate, including charges of unfair labor practices or discrimination complaints.

(o) There is no contract, agreement, plan or arrangement to which VINE or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees for excise taxes paid under the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

Neither VINE nor any of its Subsidiaries is a party to any Contract that as a result of the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the contemplated transactions, could (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of VINE or any of its Subsidiaries.

4.13 Transactions with Affiliates. Except as set forth in the VINE SEC Documents filed before the Signing Date, since the date of VINE’s last proxy statement filed in 2024 with the SEC, no event has occurred that would be required to be reported by VINE under Item 404 of Regulation S-K promulgated by the SEC. Section 4.13 of the VINE Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of VINE as of the Signing Date.

4.14 No Financial Advisors. Except as set forth on Section 4.14 of the VINE Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of VINE.

4.15 Valid Issuance. The Pubco Common Stock to be issued as Merger Consideration will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

4.16 Registration Statement. The information supplied by VINE and its Subsidiaries, in writing specifically for inclusion in the Registration Statement shall not, at (a) the time the Registration Statement is declared effective, (b) the time the Registration Statement (or any amendment or supplement) is first mailed to the VINE shareholders, and (c) the time of the VINE Shareholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

4.17 Independent Investigation. VINE has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. VINE acknowledges that: (a) in making its decision to enter into this Agreement and to consummate the contemplated transactions, it has relied solely upon its own investigation and the express representations and warranties of Company set forth in this Agreement (including the related portions of Company Disclosure Schedules) and in any certificate delivered to VINE under this Agreement, and the information provided by or on behalf of Company for the Registration Statement; and (b) none of Company nor its Representatives have made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in this Agreement (including the related portions of Company Disclosure Schedules) or in any certificate delivered to VINE, or with respect to the information provided by or on behalf of Company for the Registration Statement.

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4.18 No Other Representations or Warranties. VINE acknowledges that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its respective Subsidiaries makes any express or implied representation or warranty with respect to the Company or its respective Subsidiaries or with respect to any other information provided to VINE, Pubco, Company Merger Sub and Purchaser Merger Sub or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 3 (in each case as qualified and limited by the Company Disclosure Schedule)) none of VINE, Pubco, Company Merger Sub and Purchaser Merger Sub nor any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness).

Section 5. Certain Covenants of the Parties.

5.1 Operation of VINE’s Business.

(a) Except  (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth on Section 5.1(a) of the VINE Disclosure Schedule, (iii) as required by applicable Law, (iv) any action taken or not taken by VINE or any of its Subsidiaries (including Pubco, Company Merger Sub, and Purchaser Merger Sub) in good faith to respond to changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or (v) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the Signing Date and continuing until the earlier to occur of the termination of this Agreement under Section 10 and the Purchaser Merger Effective Time (the “Pre-Closing Period”), VINE shall use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and in material compliance with all applicable Law and the requirements of all Contracts that constitute VINE Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement or the other Transaction Documents, (ii) as set forth in Section 5.1(b) of the VINE Disclosure Schedule, (iii) as required by applicable Law, (iv) any action taken or not taken by VINE or any of its Subsidiaries (including Pubco, Company Merger Sub and Purchaser Merger Sub) in good faith to respond to changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or (v) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, VINE shall not:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of VINE Common Stock from terminated employees, directors or consultants of VINE);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of (A) any capital stock or other security (except for VINE Common Stock) issued upon the valid exercise or settlement of outstanding VINE Options or VINE warrants, as applicable, (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except in connection with or furtherance of the Contemplated Transactions;

(iv) form any Subsidiary or acquire any Equity Interest or other interest in any other Entity or enter into a joint venture with any other Entity;

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(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the ordinary course of business, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $250,000;

(vi) other than in the ordinary course of business (A) adopt, establish or enter into any VINE Employee Plan, (B) cause or permit any VINE Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations under any VINE Employee Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

(vii) enter into any material transaction outside the ordinary course of business;

(viii) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the ordinary course of business;

(ix) make, change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes; enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(x) enter into, amend or terminate any VINE Material Contract; or

(xi) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of VINE before the Purchaser Merger Effective Time. Before the Purchaser Merger Effective Time, VINE shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

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5.2 Operation of the Company’s Business.

(a) The Company agrees that during the Pre-Closing Period, except as (i) expressly contemplated by any other provision of this Agreement, any other Transaction Document or the Amaze Agreement, (ii) as set forth in Section 5.2(a) of the Company Disclosure Schedule, and (iii) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless VINE shall otherwise consent in writing:

(i) the Company shall and shall cause each Subsidiary to, use its best efforts conduct its and their respective businesses in the ordinary course of business and in a manner consistent with past practice in all material respects; and

(ii) the Company shall, and shall cause each Subsidiary to, use its best efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Company and the Subsidiaries taken as a whole.

(b) By way of amplification and not limitation, except as (i) expressly required by any other provision of this Agreement or any other Transaction Documents or the Amaze Agreement, (ii) as set forth in Section 5.2(b) of the Company Disclosure Schedule, and (iii) as required by applicable Law, the Company shall not, and shall cause each Subsidiary not to:

(i) amend or otherwise change its Organizational Documents;

(ii) (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Interests of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests (including, without limitation, any phantom interest), of the Company or any Subsidiary; or (B) sell any assets of the Company or any Subsidiary that would be expected to have a Company Material Adverse Effect; provided, however, that the actions described in this subsection (A) shall be permissible to the extent made in the ordinary course of business consistent with past practice;

(iii) form any subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

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(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests (other than tax distributions in accordance with the Company’s Organizational Documents, if any);

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vi) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any material assets or any corporation, partnership, other business organization or any division; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than (1) intercompany indebtedness among the Company and its Subsidiaries or (2) indebtedness that is incurred in the ordinary course of business consistent with past practice (and, with respect to borrowed money indebtedness, is reasonably necessary to meet any current obligations of the Company and its Subsidiaries); or (C) merge, consolidate, combine or amalgamate with any person;

(vii) except in the Ordinary Course of Business or otherwise consistent with past practices: (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former executive officer, (B) enter into any new or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former executive officer whose base salary is in excess of $250,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former executive officer whose base salary is in excess of $250,000, (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of executive officers; (E) hire any new executive officers whose base salary is in excess of $250,000; provided, however, that the actions described in subsection (A) shall be permissible to the extent made in the ordinary course of business consistent with past practice (and not to exceed 10% with respect to any such executive officer);

(viii) except in the Ordinary Course of Business or otherwise consistent with past practices: adopt, amend and/or terminate any material plan except as may be required by applicable Law, is necessary in order to consummate the Contemplated Transactions, or health and welfare plan renewals in the ordinary course of business;

(ix) materially amend (other than reasonable and usual amendments in the ordinary course of business), the accounting policies or procedures, other than as required by GAAP;

(x) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make (inconsistent with past practice), change or rescind any material election relating to Taxes (including, for the avoidance of doubt, any election that results in the Company or any Subsidiary being treated as other than a partnership or a disregarded entity for U.S. federal income tax purposes), or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xi) except in the Ordinary Course of Business or otherwise consistent with past practices, enter into, amend or terminate any Company Material Contract;

(xii) fail to maintain the Leased Real Property, including the improvements located or used on the Leased Real Property, in substantially the same condition as of the Signing Date, except where the failure to maintain such Leased Real Property would reasonably be expected to have a Company Material Adverse Effect;

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(xiii) fail to maintain the existence of, or use reasonable efforts to protect, Company Registered IP to the extent that such action or inaction would reasonably be expected to have a Company Material Adverse Effect;

(xiv) permit any item of Company Registered IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company Registered IP to the extent that such action or inaction would reasonably be expected to have a Company Material Adverse Effect;

(xv) waive, release, assign, settle or compromise any Legal Proceeding, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $500,000 individually or $1,000,000 in the aggregate;

(xvi) take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Contemplated Transactions from qualifying for the Intended Tax Treatment; or

(xvii) agree, resolve, or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall give VINE, directly or indirectly, the right to control or direct the operations of the Company before the Company Merger Effective Time. Before the Company Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their respective business operations.

5.3 Access and Investigation.

(a) During the Pre-Closing Period, upon reasonable written notice, VINE, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to (i) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (ii) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request and (iii) permit the other Party’s officers and other employees to meet, upon reasonable written notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary. Any investigation conducted by either VINE or the Company under this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Notwithstanding the foregoing, satisfying such covenants shall in no event be a condition to Closing nor shall the failure to satisfy such covenants before the Closing Date be a breach of this Agreement or constitute a Company Material Adverse Effect.

(b) Notwithstanding anything to the contrary in this Section  5.3, no access or examination contemplated by this Section  5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

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5.4 No Solicitation.

(a) Each of VINE and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal or (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section  5.4 and subject to compliance with this Section  5.4, before the approval of this Agreement by a Party’s equity holders, such Party may furnish non-public information regarding such Party and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which such Party’s board of directors determines in good faith, after consultation with such Party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if (A) neither such Party nor any Representative of such Party shall have breached this Section 5.4 in any material respect, (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties under applicable Law, (C) at least two (2) Business Days before initially furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) such Party receives from such Person an executed Acceptable Confidentiality Agreement and (E) at least two (2) Business Days before furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section  5.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section  5.4 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal as of the Signing Date and request the destruction or return of any nonpublic information provided to such Person.

5.5 Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and VINE, on the other hand, shall promptly notify the other in writing (and, if applicable, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party; (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement; or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7, Section 8, and Section 9, as applicable, impossible or materially less likely. No such written notice shall be deemed to supplement or amend the Company Disclosure Schedule or the VINE Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company or VINE in this Agreement or (y) determining whether any condition set forth Section 7, Section 8, and Section 9 has been satisfied. Any failure by either Party to provide written notice under this Section 5.5 shall not be deemed to be a breach for purposes of Section 8.2 or Section 9.2, as applicable, unless such failure to provide such written notice was knowing and intentional.

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Section 6. Additional Agreements of the Parties.

6.1 Preparation of Registration Statement; VINE Shareholders’ Meeting and Approvals.

(a) Preparation of the Registration Statement.

(i) As promptly as practicable after the Signing Date, the Parties shall prepare, and VINE shall file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement, the “Registration Statement”), which Registration Statement will also contain a notice of extraordinary general meeting and proxy statement (as amended, the “Proxy Statement”), relating to the VINE Shareholders’ Meeting to approve: (a) this Agreement and the Contemplated Transactions, (b) the Mergers, (c) the appointment of the Company’s Directors to the VINE Board, (d) such other matters as VINE and Company shall collectively determine to be necessary or appropriate in order to effect the Contemplated Transactions and the other transactions contemplated by this Agreement or as may be required by applicable law, (e) any other proposals as the SEC (or staff member) may indicate are necessary in its comments to the Registration Statement or correspondence, and (f) the adjournment of VINE Shareholders’ Meeting, if necessary or desirable in the reasonable determination of VINE (the proposals described in foregoing clauses (a) through (e), collectively, the “Proposals”).

(ii) The Parties shall each use its commercially reasonable efforts to (a) cause the Registration Statement when filed each with the SEC to comply in all material respects with all Laws applicable and rules and regulations promulgated by the SEC, (b) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (c) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (d) keep the Registration Statement effective as long as is necessary to consummate the Mergers. Before the effective date of the Registration Statement, the Parties shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of the Merger Consideration under this Agreement. Each of the Parties also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Contemplated Transactions. As promptly as practicable after finalization and effectiveness of the Registration Statement, VINE shall mail (or cause to be mailed) the Registration Statement to the VINE shareholders. Each of VINE and Company shall furnish to the other Parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, or any other statement, filing, notice or application made by or on behalf of the Parties, or their respective Affiliates to any regulatory authority in connection with the Contemplated Transactions.

(b) VINE Shareholders’ Approval.

(i) Before or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, VINE shall establish a record date for, duly call, and convene and hold an extraordinary general meeting of the VINE shareholders (including any adjournment or postponement, the “VINE Shareholders’ Meeting”) in accordance with its Organizational Documents to be held as promptly as reasonably practicable following the date on which the Registration Statement is declared effective under the Securities Act for the purpose of voting on the Proposals and obtaining the vote of the holders of VINE Common Stock required to approve the Proposals in accordance with the requirements of the Cayman Act, VINE’s Organizational Documents, all applicable SEC, NYSE requirements and all other applicable Laws (the “VINE Shareholders’ Approval”) (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement); provided, however, that VINE may adjourn or postpone the VINE Shareholders’ Meeting (a) to the extent necessary to ensure that any supplement or amendment to the Registration Statement that VINE determines in its sole discretion is necessary to comply with applicable Laws is provided to the VINE shareholders in advance of a vote on the adoption of the Proposals, (b) if, as of the time that the VINE Shareholders’ Meeting is originally scheduled, there are insufficient VINE Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the VINE Shareholders’ Meeting, (c) if, as of the time that the VINE Shareholders’ Meeting is originally scheduled, adjournment or postponement of the VINE Shareholders’ Meeting is necessary to enable VINE to solicit additional proxies required to obtain VINE Shareholders’ Approval, or (d) to comply with applicable Law.

(ii) The Registration Statement shall include a statement to the effect that the board of directors of VINE (the “VINE Board”) has recommended that the VINE shareholders vote in favor of the Proposals at the VINE Shareholders’ Meeting (such statement, the “VINE Board Recommendation”), and neither the VINE Board nor any committee shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the VINE Board Recommendation (any such action, a “Change in Recommendation”); provided that the VINE Board may make any Change in Recommendation before receipt of the VINE Shareholders’ Approval if it determines in good faith that it is required to do so in order to comply with the directors’ fiduciary duties under applicable Laws.

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6.2 Efforts; Regulatory Approvals.

(a) The Parties shall use reasonable best efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (under any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use commercially reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) The Company shall use commercially reasonable efforts to complete the transactions in connection with the Acquired Company. The Company shall make or cause to be made all filings and other submissions (if any) and give all notices (if any) required to be made in connection with the transactions to acquire the Acquired Company (ii) shall use best efforts to obtain each Consent (if any) required to be obtained (under any applicable Law or Contract, or otherwise) by such party in connection with the transactions to acquire the Acquired Company, (iii) shall use best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use its best efforts to satisfy the conditions precedent related to the Acquired Company to the consummation of this Agreement.

(c) Notwithstanding the foregoing, each Party shall use best efforts to file or otherwise submit, as soon as practicable after the Signing Date, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. The Parties shall, after the Signing Date, prepare and file, if any, the notification and report forms required to be filed under the HSR Act. The Company and VINE shall respond, as promptly as is practicable to respond, in compliance with (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation, and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters.

(d) Until the Closing or earlier termination of this Agreement, VINE and the Company will each: (i) give the other Party prompt written notice of the commencement of any investigation, action or Legal Proceeding by or before any Governmental Authority with respect to this Agreement or any of the other transactions contemplated by this Agreement, (ii) keep the other Party informed as to the status of any such investigation, action or Legal Proceeding, and (iii) promptly inform the other Party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding this Agreement or any of the other transactions contemplated by this Agreement, in each case to the extent permitted under applicable Legal Requirements.

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6.3 VINE Options. Before the Closing, the VINE Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that the vesting and exercisability of each unexpired, unexercised and unvested VINE Option shall be accelerated in full effective as of immediately before the Purchaser Merger Effective Time.

6.4 Employee Benefits. VINE shall comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 4.12(e) of the VINE Disclosure Schedule, subject to the provisions of such agreements.

6.5 Indemnification of Officers and Directors.

(a) From the Closing Date through the sixth anniversary of the date on which the Closing Date occurs, each of Pubco, VINE Surviving Subsidiary, and Company Surviving Subsidiary shall indemnify and hold harmless each person who is now, or has been at any time before the Signing Date, or who becomes before the Closing Date, a member, manager, director or officer of VINE or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of VINE or of the Company, whether asserted or claimed before, at or after the Closing Date, in each case, to the fullest extent permitted under the DGCL. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Pubco, VINE Surviving Subsidiary, and Company Surviving Subsidiary, jointly and severally, upon receipt by Pubco, VINE Surviving Subsidiary, or Company Surviving Subsidiary from the D&O Indemnified Party of a request; provided that any such person to whom expenses are advanced provides an undertaking to Pubco, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the Closing Date, the D&O Indemnified Parties shall be entitled to continue to retain Maslon LLP, Nelson Mullins Riley & Scarborough LLP or such other counsel selected by the D&O Indemnified Parties.

(b) The provisions of the Organizational Documents of Pubco, VINE Surviving Subsidiary, and Company Surviving Subsidiary with respect to indemnification, advancement of expenses and exculpation of present and former directors, members, managers, and officers of VINE and Company that are presently set forth in the Organizational Documents of VINE and the Company shall contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, members, managers, and officers as those presently set forth in the VINE Organizational Documents and the Company Organizational Documents for a period of six (6) years from the Closing Date unless such modification is required by applicable Law.

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(c) From and after the Closing Date, (i) Pubco, VINE Surviving Subsidiary, and Company Surviving Subsidiary shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately before the Closing under any indemnification provisions under the Company’s Organizational Documents and under any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or before the Closing Date and (ii) VINE shall fulfill and honor in all respects the obligations of VINE to its D&O Indemnified Parties as of immediately before the Closing under any indemnification provisions under VINE’s Organizational Documents and under any indemnification agreements between VINE and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or before the Closing Date.

(d) From and after the Closing Date, Pubco shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Pubco, and obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the D&O Indemnified Parties of VINE when compared to the insurance maintained by VINE as of the Signing Date, in each case with respect to claims arising out of or relating to events which occurred on or before the Closing Date (including in connection with the transactions contemplated by this Agreement).

(e) From and after the Closing Date, VINE shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section in connection with their enforcement of the rights provided to such persons in this Section.

(f) The provisions of this Section are intended to be in addition to the rights otherwise available to the current and former members, managers, officers, and directors of VINE and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) If Pubco, VINE Surviving Subsidiary, or Company Surviving Subsidiary or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Pubco, VINE Surviving Subsidiary, or Company Surviving Subsidiary, as the case may be, shall succeed to the obligations set forth in this Section. Pubco shall cause the VINE Surviving Subsidiary and Company Surviving Subsidiary to perform all of the obligations of the VINE Surviving Subsidiary and Company Surviving Subsidiary under this Section.

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6.6 Tax Matters.

(a) Each of VINE and the Company shall use reasonable best efforts (and shall cause its Affiliates) to (i) cause the Mergers to qualify for the Intended Tax Treatment, and (ii) not take any actions, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment. The Parties shall not file any U.S. federal, state or local Tax Return in a manner that is inconsistent with the treatment of the Mergers under the Intended Tax Treatment for U.S. federal, state income and other relevant Tax purposes, and shall not take any inconsistent position during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

(b) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the contemplated transactions (collectively, “Transfer Taxes”) shall be divided equally between VINE and the Company. Unless otherwise required by applicable law, VINE shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company shall reasonably cooperate as necessary).

6.7 Legends. Pubco shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Pubco Common Stock to be received as part of the Merger Consideration by equity holders of the Company who may be considered “affiliates” of VINE for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Pubco Common Stock.

6.8 Officers and Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use commercially reasonable efforts and take all necessary action so that the Persons listed on Section 6.8 of the Company Disclosure Schedule are elected or appointed, as applicable, to the positions of officers or directors of Pubco, to serve in such positions effective as of the Closing Date.

6.9 Termination of Certain Agreements and Rights. Except as set forth on Section 6.9 of the VINE Disclosure Schedule, VINE shall cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between VINE and any holders of VINE Common Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights, to be terminated immediately before the Purchaser Merger Effective Time, without any liability being imposed on the part of the VINE Surviving Subsidiary.

6.10 Section 16 Matters. Before the Closing Date, VINE shall take all such steps as may be required to cause any acquisitions of Pubco Common Stock and any options to purchase Pubco Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Pubco after the Closing Date, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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6.11 Allocation Certificate. The Company will prepare and deliver to VINE before the Closing a certificate signed by the Company Board in a form reasonably acceptable to VINE setting forth (as of immediately before the Company Merger Effective Time) the name and number of shares of Pubco Common Stock to be issued to each holder under this Agreement (the “Allocation Certificate”).

6.12 Public Announcements.

(a) The Parties agree that between the Signing Date and the Closing Date no public release, filing or announcement concerning this Agreement or the Transaction Documents or the contemplated transactions shall be issued by any Party or any of their Affiliates without the prior written consent of VINE and Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall collectively agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the execution of this Agreement (but in any event within four (4) Business Days), VINE shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) before filing (with Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall collectively agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, VINE shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) before filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing, notice, or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the contemplated transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the contemplated transactions, or any other report, statement, filing, notice, or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the contemplated transactions.

6.13 Obligations of Pubco, Company Merger Sub and Purchaser Merger Sub. VINE will take all action necessary to cause Pubco, Company Merger Sub and Purchaser Merger Sub to perform its obligations under this Agreement.

6.14 Bridge Loan. Company acknowledges that VINE provided the Company with loan with an aggregate value of $500,000.00 (the “Bridge Loan”) for working capital needs following the Signing Date. In connection with the Closing and following the repayment of the Bridge Loan through the Funding, VINE will provide evidence satisfactory to the Company that VINE has forgiven the Bridge Loan.

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6.15 Funding. Between the Signing Date and the Closing Date, VINE shall raise or cause to be raised through the sale of equity or debt securities to cover transaction expenses, the repayment of the Bridge Loan and general working capital purposes up to $10,000,000.00 (the “Funding”).

6.16 Employment Agreements. VINE will take all action necessary to cause Aaron Day to be hired as chief executive officer following Closing.

6.17 Equity Incentive Plan. The Parties agree that at Closing, VINE shall adopt an incentive plan in a form to be agreed upon by the Parties.

6.18 Amaze Stock Purchase. The Company shall take all actions and do all things necessary, proper or advisable to consummate the acquisition of 100% of the outstanding capital stock of Amaze pursuant to the Amaze Agreement on or before Closing. The Company shall not amend or otherwise modify the Amaze Agreement without the prior written consent of VINE (which consent shall not be unreasonably withheld).

Section 7. Conditions Precedent to Obligations of Each Party. The obligations of each Party to effect the Mergers and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or before the Closing, of each of the following conditions:

7.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

7.2 VINE Shareholders’ Approval. VINE shall have obtained the VINE Shareholders’ Approval.

7.3 Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Contemplated Transactions.

7.4 No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

7.5 Regulatory Matters. All required filings under the HSR Act shall have been completed and any waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

7.6 Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

7.7 Funding. The Funding shall have been completed.

Section 8. Additional Conditions Precedent to Obligations of VINE, Pubco, Company Merger Sub and Purchaser Merger Sub. The obligations of VINE, Pubco, Company Merger Sub and Purchaser Merger Sub to consummate the Contemplated Transactions the Closing are subject to the satisfaction or the written waiver by VINE, at or before the Closing, of each of the following conditions:

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8.1 Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all material respects as of the Signing Date and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the Signing Date and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the Signing Date and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not be expected to have a Company Material Adverse Effect (without giving effect to any references to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date).

8.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or before the Closing Date.

8.3 Documents. VINE shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the manager of the Company certifying (i) that the conditions set forth in Sections 8.1, 8.2, 8.4, and 8.5 have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by the Company in is true and accurate in all respects as of the Closing Date;

(b) a true and correct executed copy of the Amaze Agreement;

(c) an executed counterpart of the VINE Support Agreement;

(d) an executed copy of the Company Lock-Up Agreement;

(e) an executed copy of the Company Support Agreement; and

(f) the Allocation Certificate.

8.4 No Company Material Adverse Effect. Since the Signing Date, there shall not have occurred any Company Material Adverse Effect.

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8.5 Amaze Stock Purchase. The Company shall have closed the acquisition of 100% of the outstanding capital stock of Amaze pursuant to the Amaze Agreement either before or simultaneously with the Closing.

Section 9. Additional Conditions Precedent to Obligations of the Company. The obligations of the Company to effect the Company Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or before the Closing, of each of the following conditions:

9.1 Accuracy of Representations. Each of the VINE Fundamental Representations shall have been true and correct in all material respects as of the Signing Date and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The VINE Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of VINE, Pubco, Company Merger Sub, and Purchaser Merger Sub contained in this Agreement (other than the VINE Fundamental Representations and the VINE Capitalization Representations) shall have been true and correct as of the Signing Date and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a VINE Material Adverse Effect (without giving effect to any references to any VINE Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date).

9.2 Performance of Covenants. VINE, Pubco, Company Merger Sub and Purchaser Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or before the Purchaser Merger Effective Time.

9.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by an executive officer of VINE confirming that the conditions set forth in Sections 9.1, 9.2, and 9.4 have been duly satisfied;

(b) written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of VINE who are not to continue as officers or directors of VINE;

(c) an executed copy of the VINE Lock-Up Agreement;

(d) an executed counterpart to the Company Lock-Up Agreement;

(e) an executed counterpart to the Company Support Agreement; and

(f) an executed copy of an employment agreement for the position of chief executive officer, for Aaron Day, in form and substance acceptable to VINE, Aaron Day, and the Company, with VINE to be effective immediately following Closing.

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9.4 No VINE Material Adverse Effect. Since the Signing Date, there shall not have occurred any VINE Material Adverse Effect.

9.5 VINE Board of Directors. The Company shall have been granted the right to appoint or elect all of the directors of the VINE Board after Closing.

9.6 Termination of VINE Options. VINE shall have provided evidence satisfactory to the Company that any VINE Options have been terminated in accordance with Section 6.13.

Section 10. Termination.

10.1 Termination. This Agreement may be terminated before the Purchaser Merger Effective Time:

(a) by mutual written consent of VINE and the Company;

(b) by either VINE or the Company if the Mergers shall not have been consummated by April 30, 2025 (subject to extension as provided in this Section 10.1(b) or in a writing executed by the Company and VINE, the “Drop-Dead Date”); provided, however, that the right to terminate this Agreement under this Section  10.1(b) shall not be available to the Company or VINE if such Party’s action or failure to act has been a principal cause of the failure of the Mergers to occur on or before the Drop-Dead Date and such action or failure to act constitutes a breach of this Agreement, provided further, however, that in the event the Registration Statement has not been declared effective by the SEC by the Drop-Dead Date, then the Drop-Dead Date shall be automatically extended for an additional 60 days;

(c) by either VINE or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by VINE, Pubco, Company Merger Sub, or Purchaser Merger Sub or if any representation or warranty of VINE or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided further, that if such inaccuracy in VINE’s, Pubco’s, Company Merger Sub’s, or Purchaser Merger Sub’s representations and warranties or breach by VINE, Pubco, Company Merger Sub, or Purchaser Merger Sub is curable by VINE, Pubco, Company Merger Sub, or Purchaser Merger Sub then this Agreement shall not be terminable under this Section as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to VINE of such breach or inaccuracy and its intention to terminate this Agreement under this Section and (ii) VINE, Pubco, Company Merger Sub, or Purchaser Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to VINE of such breach or inaccuracy and its intention to terminate this Agreement under this Section (it being understood that this Agreement shall not be terminable under this Section as a result of such particular breach or inaccuracy if such breach by VINE, Pubco, Company Merger Sub, or Purchaser Merger Sub is cured before such termination becoming effective);

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(e) by VINE, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section  8.1 or Section  8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that VINE is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company, then this Agreement shall not be terminable under this Section as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from VINE to the Company of such breach or inaccuracy and its intention to terminate this Agreement under this Section and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from VINE to the Company of such breach or inaccuracy and its intention to terminate this Agreement under this Section (it being understood that this Agreement shall not be terminable under this Section as a result of such particular breach or inaccuracy if such breach by the Company is cured before such termination becoming effective); or

(f) by VINE, upon the VINE Board authorizing VINE to enter into a Permitted Alternative Agreement; provided, however, that VINE shall not enter into any Permitted Alternative Agreement unless: (i) the Company shall have received written notice from VINE of VINE’s intention to enter into such Permitted Alternative Agreement at least four (4) Business Days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents, (ii) VINE shall have complied in all material respects with its obligations under Section  5.4 and Section  6.3, (iii) the VINE Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would be inconsistent with its fiduciary obligations under applicable Law.

The Party desiring to terminate this Agreement under this Section 10.1 (other than under Section 10.1(a)) shall give a written notice of such termination to the other Party specifying the provisions under which such termination is made and the basis described in reasonable detail.

10.2 Effect of Termination. If this Agreement is terminated under Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 10.3, and Section 11 shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

10.3 Expenses.

(a) Except as set forth in this Section  10.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses; provided that, if the Mergers are completed, VINE and the Company may use the Funding to pay for such fees and expenses.

(b) In the event that:

(i) this Agreement is terminated by VINE under Section 10.1(f), VINE shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $200,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which the Company submits to VINE true and correct copies of reasonable documentation supporting such expenses.

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(c) In the event that:

(i) this Agreement is terminated by the Company under Section 10.1(b) and at such time VINE was entitled to terminate this Agreement under Section 10.1(e),

(ii) this Agreement is terminated by VINE under Section 10.1(e), or

(iii) this Agreement is terminated by VINE under Section 10.1(g), then

The Company shall reimburse VINE for all out-of-pocket fees and expenses incurred by VINE in connection with this Agreement and the Contemplated Transactions, up to a maximum of $200,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which VINE submits to the Company true and correct copies of reasonable documentation supporting such expenses.

(d) If either Party fails to pay when due any amount payable by it under this Section  10.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section  10.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor) in effect on the date such overdue amount was originally required to be paid plus three percent.

(e) The Parties agree that, subject to Section  10.2, the payment of the fees and expenses and other consideration set forth in this Section  10.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section  10.3, it being understood that in no event shall either VINE or the Company be required to pay the individual fees or damages payable under this Section  10.3 on more than one occasion. Subject to Section  10.2, following the payment of the fees and expenses or other consideration set forth in this Section  10.3 by a Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other representative of such Party) in connection with or arising out of this Agreement or the termination, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section  10.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable under this Section  10.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

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Section 11. Miscellaneous Provisions.

11.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, VINE, Pubco, Company Merger Sub, and Purchaser Merger Sub contained or incorporated by reference in this Agreement or any certificate or instrument delivered under this Agreement shall terminate at the Closing Date, and only the covenants that by their terms survive the Closing Date and this Section shall survive the Closing Date.

11.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and VINE at any time; provided, however, that after any such approval of this Agreement by a Party’s equity holders, no amendment shall be made which by Law requires further approval of such equity holders without the further approval of such equity holders. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and VINE.

11.3 Waiver.

(a) Any provision may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement and the other Transaction Documents and schedules, exhibits, certificates, instruments and agreements referred to in this Agreement or any other Transaction Document constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if written notice is given in accordance with Section 11.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

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11.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, neither this Agreement nor any of the Company’s rights or obligations may be assigned or delegated without the prior written consent of VINE, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by the Company without VINE’s prior written consent shall be void and of no effect.

11.7 Notices. All notices and other communications shall be in writing and shall be deemed to have been duly delivered and received (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) before 5:00 p.m. (Eastern Standard time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to VINE, Pubco, Purchaser Merger Sub, and Company Merger Sub:

Fresh Vine Wine, Inc.

11500 Wayzata Blvd., #1147

Minnetonka, MN 55305

Attn: Michael Pruitt

Email: mp@avenelfinancial.com

with a copy to (which shall not constitute notice):

Maslon LLP

225 South Sixth Street, Suite 2900

Minneapolis, MN 55402

Attn: William M. Mower

Email: bill.mower@maslon.com

if to the Company:

Adifex Holdings LLC

900 Foulk Road, Suite 201

Wilmington, DE 19803

Email: roman@rokon.at

Attention: Roman Scharf

with a copy to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave, NW, Suite 900

Washington, DC 20001

Attn: Andy Tucker

E-mail: andy.tucker@nelsonmullins.com

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11.8 Cooperation. Each Party agrees to cooperate fully with the other Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.9 Participation in Negotiation and Drafting. Each Party acknowledges and agrees that they have participated in the negotiation and drafting of, and carefully considered and read each of the terms of this Agreement and understands all of its covenants. Accordingly, neither party shall be entitled to any drafting or interpretation presumption in their favor with respect to this Agreement or any of the other Transaction Documents. Each Party executed this Agreement as their free act and deed. Any presumption of law which provides that an agreement be construed against the drafter is waived by the Parties.

11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.11 Other Remedies; Specific Performance. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative and not exclusive of any other remedy conferred, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it to consummate this Agreement) or were otherwise breached. The Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.12 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights under Section 6.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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The Parties have caused this Agreement to be executed as of the Signing Date.

Fresh Vine Wine, Inc.

By: ____________________

Name: Michael Pruitt

Title: Chief Executive Officer

Amaze Holdings Inc.

By: ____________________

Name: Michael Pruitt

Title: Authorized Signatory

Vine Merger Sub Inc.

By: ____________________

Name: Michael Pruitt

Title: Authorized Signatory

Adifex Merger Sub LLC

By: ____________________

Name: Michael Pruitt

Title: Authorized Signatory

Adifex Holdings LLC

By: ____________________

Name: Aaron Day

Title: Manager